Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BRYN MAWR BANK CORPORATION

AND

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2

1.1.	Certain Definitions.	2

ARTICLE II THE MERGER		13

2.1.	Merger.	13

2.2.	Effective Time.	14

2.3.	Articles of Incorporation and Bylaws.	14

2.4.	Directors and Officers of Surviving Corporation.	14

2.5.	Effects of the Merger.	14

2.6.	Tax Consequences.	14

2.7.	Possible Alternative Structures.	15

2.8.	Bank Merger.	15

2.9.	Absence of Control.	15

ARTICLE III CONVERSION OF SHARES		15

3.1.	Conversion of RBPI Common Stock; Merger Consideration.	15

3.2.	Procedures for Exchange of RBPI Common Stock.	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RBPI		21

4.1.	Organization.	21

4.2.	Capitalization.	22

4.3.	Authority; No Violation.	23

4.4.	Consents.	24

4.5.	Reports, Regulatory Matters, Financial Statements.	25

4.6.	Taxes.	27

4.7.	Absence of Changes and Events.	29

4.8.	Material Contracts; Leases; Defaults.	30

4.9.	Ownership of Property; Insurance Coverage.	32

4.10.	Legal Proceedings.	33

4.11.	Compliance With Applicable Law.	34

4.12.	Employee Benefit Plans.	35

4.13.	Brokers, Finders and Financial Advisors.	37

4.14.	Environmental Matters.	38

4.15.	Loan Portfolio.	39

i

4.16.	Documents.	41

4.17.	Related Party Transactions.	41

4.18.	Deposits.	41

4.19.	Antitakeover Provisions Inapplicable; Required Vote.	41

4.20.	Registration Obligations.	42

4.21.	Risk Management Instruments.	42

4.22.	Fairness Opinion.	42

4.23.	Trust Accounts.	42

4.24.	Intellectual Property.	43

4.25.	Labor Matters.	43

4.26.	RBPI Information Supplied.	43

4.27.	Investment Securities and Commodities	44

4.28.	RBPI Information.	44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BMBC		44

5.1.	Organization.	44

5.2.	Capitalization.	45

5.3.	Authority; No Violation.	46

5.4.	Consents.	47

5.5.	Reports, Regulatory Matters, Financial Statements.	47

5.6.	Taxes.	48

5.7.	No Material Adverse Effect.	49

5.8.	Ownership of Property.	49

5.9.	Legal Proceedings.	49

5.10.	Compliance With Applicable Law.	50

5.11.	Employee Benefit Plans.	51

5.12.	Environmental Matters.	53

5.13.	Brokers, Finders and Financial Advisors.	53

5.14.	BMBC Common Stock.	54

5.15.	BMBC Information Supplied.	54

5.16.	PBCL Sections 2538 and 2553	54

ARTICLE VI COVENANTS OF RBPI		54

6.1.	Conduct of Business.	54

6.2.	Current Information and Cooperation.	60

6.3.	Access to Properties and Records.	61

6.4.	Financial and Other Statements.	62

6.5.	Maintenance of Insurance.	63

6.6.	Regulatory Actions.	63

6.7.	Consents and Approvals of Third Parties.	63

6.8.	Commercially Reasonable Efforts.	63

6.9.	Failure to Fulfill Conditions.	63

6.10.	No Solicitation.	63

6.11.	Reserves and Merger Related Costs.	66

6.12.	RBPI/RBA Board of Directors and Committee Meetings.	67

6.13.	RBPI/RBA Director and Employee Agreements.	67

6.14.	Anti takeover Provisions.	68

6.15.	2016 Tax Returns.	68

6.16.	RBPI Warrants.	68

6.17.	Divestment of Non Volcker Compliant Securities.	68

ARTICLE VII COVENANTS OF BMBC		68

7.1.	Conduct of Business.	68

7.2.	Current Information.	69

7.3.	Financial and Other Statements.	69

7.4.	Consents and Approvals of Third Parties.	69

7.5.	Commercially Reasonable Efforts.	69

7.6.	Failure to Fulfill Conditions.	69

7.7.	Employee Benefits.	70

7.8.	Directors and Officers Indemnification and Insurance.	71

7.9.	Stock Listing.	72

7.10.	BMT Advisory Board.	73

7.11.	BMBC/BMT Board of Directors.	73

7.12.	Rule 16b-3.	73

ARTICLE VIII REGULATORY AND OTHER MATTERS		73

8.1.	RBPI Shareholder Meeting.	73

8.2.	Proxy Statement Prospectus.	74

8.3.	Regulatory Approvals.	75

ARTICLE IX CLOSING CONDITIONS		76

9.1.	Conditions to Each Party’s Obligations under this Agreement.	76

9.2.	Conditions to the Obligations of BMBC under this Agreement.	77

9.3.	Conditions to the Obligations of RBPI under this Agreement.	79

9.4.	Frustration of Closing Conditions.	79

ARTICLE X THE CLOSING		80

10.1.	Time and Place.	80

10.2.	Deliveries at the Pre Closing and the Closing.	80

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		80

11.1.	Termination.	80

11.2.	Termination Fee; Liquidated Damages	83

11.3.	Effect of Termination.	85

11.4.	Amendment, Extension and Waiver.	85

ARTICLE XII MISCELLANEOUS		85

12.1.	Confidentiality.	85

12.2.	Public Announcements.	85

12.3.	Survival.	86

12.4.	Notices.	86

12.5.	Parties in Interest.	87

12.6.	Complete Agreement.	87

12.7.	Counterparts.	87

12.8.	Severability.	88

12.9.	Governing Law.	88

12.10.	Interpretation.	88

12.11.	Disclosure Schedules.	89

12.12.	Specific Performance; Jurisdiction.	90

Exhibit A      Form of RBPI Voting Agreement

Exhibit B      Form of Bank Agreement and Plan of Merger

Exhibit C      Form of Stock Option Cancellation Acknowledgment

Exhibit D      Form of Employee Non-Solicitation Agreement

________

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 30, 2017, by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”).

WHEREAS, the Board of Directors of each of BMBC and RBPI (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, RBPI will merge with and into BMBC (the “Merger”), and thereafter Royal Bank America, a Pennsylvania chartered bank and wholly owned subsidiary of RBPI (“RBA”), will be merged with and into The Bryn Mawr Trust Company, a Pennsylvania chartered bank and wholly owned subsidiary of BMBC (“BMT”); and

WHEREAS, as a condition to the willingness of BMBC to enter into this Agreement, each of the directors, executive officers and Principal Shareholders of RBPI have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BMBC (collectively, the “RBPI Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of RBPI Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the RBPI Voting Agreements;

WHEREAS, each director of RBPI or RBA who will become neither a director of BMBC upon consummation of the Merger nor a director of BMT upon consummation of the Bank Merger has entered into a Non-Competition and Non-Solicitation Agreement pursuant to Section 6.13 hereof;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.     Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Additional Consideration” shall have the meaning set forth in Section 11.1.10.

“Administrative Delinquencies” shall mean loans (a) that are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, or (b) that are more than 30 days delinquent as a result of (i) a delay in billing by RBA, (ii) a delay in posting payments by RBA, or (iii) weather, hostilities, or other events not in the borrower’s control that delay the delivery of payments generally to RBA.

“Advisory Board” shall have the meaning set forth in Section 7.10.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this Agreement and Plan of Merger, together with any amendment(s) hereto.

“Applications” shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of RBA with and into BMT, with BMT as the surviving institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, and the Pennsylvania DBAS, which regulates BMT or RBA, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Federal Bank Holding Company Act of 1956, as amended.

“BMBC” shall mean Bryn Mawr Bank Corporation, a Pennsylvania corporation, with its principal executive offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010.

“BMBC Audit Committee” shall have the meaning set forth in Section 5.5.3.

“BMBC Common Stock” shall mean the common stock, par value $1.00 per share, of BMBC.

“BMBC Compensation and Benefit Plans” shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by BMBC or any BMBC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of BMBC or any BMBC Subsidiary participates (or participated within the past three (3) years) or to which any such employee, consultant or director is a party or is (or was within the past three (3) years) otherwise entitled to receive benefits.

“BMBC Determination Date Market Value” has the meaning set forth in Section 11.1.10.

“BMBC Disclosure Schedule” shall mean a written disclosure schedule delivered by BMBC to RBPI as of the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the representations or warranties in a specified section of Article V, or to the covenants in a specified section of Article VII, with all such schedules collectively referred to herein as the “BMBC Disclosure Schedules.”

“BMBC ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.

“BMBC Financial Statements” shall mean the (a) the audited consolidated balance sheets (including related notes and schedules) of BMBC and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BMBC and subsidiaries for each of the three years ended December 31, 2015, 2014 and 2013, as filed in BMBC’s Annual Report on Form 10-K for the year ended December 31, 2015, (b) the unaudited interim consolidated financial statements of BMBC and subsidiaries as filed in BMBC’s Quarterly Reports on Form 10-Q following December 31, 2015; and (c) following the filing of BMBC’s Annual Report on Form 10-K for the year ended December 31, 2016, the audited consolidated balance sheet (including related notes and schedules) of BMBC and subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BMBC and subsidiaries for each of the three years ended December 31, 2016, 2015 and 2014, as filed therein.

“BMBC MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.16.

“BMBC Pension Plan” shall have the meaning set forth in Section 5.11.3.

“BMBC Ratio” shall have the meaning set forth in Section 11.1.10.

“BMBC Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“BMBC Stock Benefit Plans” shall mean the Bryn Mawr Bank Corporation 2004 Stock Option Plan, 2007 Long-Term Incentive Plan and Amended and Restated 2010 Long-Term Incentive Plan.

“BMBC Subsidiary” shall mean a Subsidiary of BMBC.

“BMT” shall mean The Bryn Mawr Trust Company, a Pennsylvania chartered bank, with its principal offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, which is a wholly owned subsidiary of BMBC.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash-Out Consideration” shall have the meaning set forth in Section 3.2.11.

“Certificates” shall mean certificates evidencing shares of RBPI Common Stock.

“Claim” shall have the meaning set forth in Section 7.8.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 7.7.1.

“Continuing Warrants” shall have the meaning set forth in Section 3.2.9.

“CRA” shall have the meaning set forth in Section 4.11.1.

“Determination Date” shall have the meaning set forth in Section 11.1.10.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.12.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.12.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Employee Non-Solicitation Agreement” shall have the meaning set forth in Section 6.13.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity or Person relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws; (b) the Pennsylvania Land Recycling and Environmental Remediation Standards Act, as amended, 35 P.S. § 6026.101 et seq.; (c) the New Jersey Brownfield and Contaminated Site Remediation Act, as amended, N.J.S.A. 58:10B-1.1 et seq.; (d) the New Jersey Site Remediation Reform Act, as amended, N.J.S.A. 58:10C-1 et seq., and (e) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“Environmental Threshold” shall mean an amount equal to (a) $1,000,000, less (b) any and all actual or estimated losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of, or in connection with, the environmental litigation matters set forth on RBPI Disclosure Schedule 4.10.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by BMBC and reasonably acceptable to RBPI.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall mean 0.1025 with respect to RBPI Class A Stock, and 0.1179 with respect to RBPI Class B Stock, each as subject to adjustment as provided in Section 3.1.5 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 11.1.10.

“FRB” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Philadelphia, collectively.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Health Plans” shall have the meaning set forth in Section 7.7.4.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.8.1.

“Index” shall have the meaning set forth in Section 11.1.10.

“Index Ratio” shall have the meaning set forth in Section 11.1.10.

“Initial BMBC Market Value” shall have the meaning set forth in Section 11.1.10.

“Initial Index Price” shall have the meaning set forth in Section 11.1.10.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known, after due inquiry, by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of RBPI shall include, without limitation, those persons set forth in RBPI Disclosure Schedule 1.1A, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person; provided, however, that solely with respect to Section 4.14 (Environmental Matters), “Knowledge” shall mean those facts that are known, after due inquiry (but specifically excluding review of files that are not readily accessible), by those persons set forth on RBPI Disclosure Schedule 1.1A.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency policy or requirement, listing standard, license or permit of any Governmental Entity that is applicable to the referenced Person.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Amount” shall have the meaning set forth in Section 11.2.2.

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which RBPI, RBA or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” shall mean, with respect to BMBC or RBPI, respectively, any effect, circumstance, occurrence or change that (a) is, or would reasonably expected to be, material and adverse to the financial condition, results of operations or business of BMBC and the BMBC Subsidiaries taken as a whole, or RBPI and the RBPI Subsidiaries taken as a whole, respectively, or (b) does, or would reasonably be expected to, materially impair the ability of either RBPI, on the one hand, or BMBC, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in Laws affecting banks or bank holding companies generally, or interpretations thereof by Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies generally, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (vi) economic, financial market, or geographic conditions affecting banks or bank holding companies in general and not disproportionately affecting RBPI and its Subsidiaries, or BMBC and its Subsidiaries, as compared to similarly situated banks and bank holding companies, including changes in economic or financial markets or changes in interest rates, and (vii) any action taken at the direction of a Bank Regulator, or in compliance with or in furtherance of a Regulatory Agreement, and the direct costs, consequences, or effects thereof (but not, for avoidance of doubt, any underlying facts, circumstances, and causes of such action, it being understood that such underlying facts, circumstances, and causes that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect).

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws and shall include, without limitation, any “regulated substance” as defined by the Pennsylvania Land Recycling and Environmental Remediation Standards Act, as amended, 35 P.S. § 6026.101 et seq.

“Maximum Amount” shall have the meaning set forth in Section 7.8.3.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall mean the aggregate amount of cash paid and the aggregate number of shares of BMBC Common Stock to be issued to holders of RBPI Common Stock and holders of RBPI Options pursuant to the provisions of Section 3.1.3 and Section 3.2.11 hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of BMBC Common Stock to be offered to holders of RBPI Common Stock in connection with the Merger.

“NASDAQ” shall mean the NASDAQ Stock Market, LLC.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“Ordinary Course of Business” means (a) with respect to RBPI, the ordinary, usual and customary course of business of RBPI, RBA and the other RBPI Subsidiaries, and (b) with respect to BMBC, the ordinary, usual and customary course of business of BMBC, BMT and the other BMBC Subsidiaries, in each case consistent with past practice, including with respect to frequency and amount.

“OREO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pennsylvania DBAS” shall mean the Pennsylvania Department of Banking and Securities.

“Pennsylvania DOS” shall mean the Pennsylvania Department of State.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Merger Consideration” shall mean such number of shares or fraction of a share, as the case may be, of BMBC Common Stock as is equal to the product of (i) one and (ii) the applicable Exchange Ratio, subject to adjustment as provided in Section 3.1.5.

“Person” shall mean any individual, bank, corporation, partnership, limited liability company, joint venture, association, trust, “group” (as that term is defined under the Exchange Act), unincorporated organization or other organization or firm of any kind or nature, including a Governmental Entity.

“Phase I” shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-13 and/or the “all appropriate inquiry” standards set forth at 40 C.F.R. Part 312.

“Phase II” shall mean a Phase II Environmental Site Assessment performed in accordance with ASTM E1903-11 and/or the “all appropriate inquiry standards” set forth at 40 C.F.R. Part 312.

“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.27.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Principal Shareholders” shall mean the holders of RBPI Common Stock identified on RBPI Disclosure Schedule 1.1B.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“RBA” shall mean Royal Bank America, a Pennsylvania chartered bank, with its principal offices located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004, which is a wholly owned subsidiary of RBPI.

“RBCCM” shall have the meaning set forth in Section 4.13.

“RBPI” shall mean Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation, with its principal offices located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004.

“RBPI Audit Committee” shall have the meaning set forth in Section 4.5.3.

“RBPI Class A Stock” shall mean Class A Common Stock, $2.00 par value per share, of RBPI.

“RBPI Class B Stock” shall mean Class B Common Stock, $0.10 par value per share, of RBPI.

“RBPI Common Stock” shall mean, as the context indicates, any of RBPI Class A Stock, RBPI Class B Stock, or RBPI Class A Stock and RBPI Class B Stock collectively.

“RBPI Compensation and Benefit Plans” shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by RBPI or any of its subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of RBPI or any RBPI Subsidiary participates (or participated within the past three (3) years) or to which any such employee, consultant or director is a party or is (or was within the past three (3) years) otherwise entitled to receive benefits.

“RBPI Delinquencies” shall mean (a) all loans with principal and/or interest that are 30 or more days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) OREO, (d) the aggregate amount, if any, of net loan charge-offs by RBPI between September 30, 2016 and the month-end immediately preceding the Closing Date in excess of $1,000,000 million, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (c) or (d) of this definition; provided, however, that RBPI Delinquencies shall not include any loans which are Administrative Delinquencies. For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.

“RBPI Disclosure Schedule” shall mean a written disclosure schedule delivered by RBPI to BMBC as of the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the representations or warranties in a specified section of Article IV, or to the covenants in a specified section of Article VI, with all such schedules collectively referred to herein as the “RBPI Disclosure Schedules.”

“RBPI ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“RBPI Financial Statements” shall mean the (a) the audited consolidated balance sheets (including related notes and schedules) of RBPI and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of RBPI and subsidiaries for each of the two years ended December 31, 2015 and 2014, as filed in RBPI’s Annual Report on Form 10-K for the year ended December 31, 2015, (b) the unaudited interim consolidated financial statements of RBPI and subsidiaries, as filed in RBPI’s Quarterly Reports on Form 10-Q following December 31, 2015; and (c) following the filing of RBPI’s Annual Report on Form 10-K for the year ended December 31, 2016, the audited consolidated balance sheet (including related notes and schedules) of RBPI and subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of RBPI and subsidiaries for each of the two years ended December 31, 2016 and 2015, as filed therein.

“RBPI Investment Securities” means the investment securities of RBPI, RBA and the other RBPI Subsidiaries.

“RBPI Loan” shall have the meaning set forth in Section 4.15.5.

“RBPI MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof) 4.1.3 (other than the first three sentences thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof) 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.

“RBPI Option” shall mean an option to purchase shares of RBPI Common Stock granted pursuant to the RBPI Stock Benefit Plan and as set forth in RBPI Disclosure Schedule 4.2.1.

“RBPI Real Property” shall mean a parcel of real estate owned or leased by RBPI or a RBPI Subsidiary.

“RBPI Recommendation” shall have the meaning set forth in Section 8.1.2.

“RBPI Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“RBPI Regulatory Reports” shall mean the Consolidated Report of Condition and Income of RBA and accompanying schedules, as filed with the FRB, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all reports filed with the FRB by RBPI from December 31, 2014 through the Closing Date.

“RBPI Restricted Stock Awards” shall mean a grant of shares of RBPI Common Stock granted pursuant to the RBPI Stock Benefit Plan.

“RBPI Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“RBPI Stock Benefit Plan” shall mean the Royal Bancshares of Pennsylvania, Inc. 2007 Long-Term Incentive Plan.

“RBPI Subsequent Determination” shall have the meaning set forth in Section 6.10.4.

“RBPI Subsidiary” shall mean a Subsidiary of RBPI.

“RBPI Voting Agreements” shall have the meaning set forth in the recitals.

“RBPI Warrant” shall mean a warrant to purchase shares of RBPI Class A Stock as set forth in RBPI Disclosure Schedule 4.2.1.

“Regulatory Agreement” shall mean any BMBC Regulatory Agreement or RBPI Regulatory Agreement.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Entity that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern) of any Materials of Environmental Concern.

“Representatives” shall have the meaning set forth in Section 6.10.1.

“Requisite RBPI Shareholder Approval” shall mean the adoption of this Agreement by a vote of the minimum number of shares of RBPI Common Stock required under applicable Law and the articles of incorporation of RPBI to approve this Agreement and the Merger that are entitled to vote thereon at the RBPI Shareholders Meeting.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 4.13.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule Supplement” shall have the meaning set forth in Section 12.11.2.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by RBPI or BMBC, as the case may be, with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Date” shall have the meaning set forth in Section 11.1.10.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean December 31, 2017.

“Termination Fee” shall have the meaning set forth in Section 11.2.1.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.     Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) RBPI shall merge with and into BMBC, with BMBC as the surviving corporation (the “Surviving Corporation”); and (b) the separate existence of RBPI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of RBPI shall be vested in and assumed by BMBC. As part of the Merger, each share of RBPI Class A Stock (other than Treasury Stock) and each share of RBPI Class B Stock will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

2.2.     Effective Time.

The closing of the transactions contemplated hereby (the “Closing”) shall occur no later than the close of business on the fifteenth calendar day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or such other date that may be agreed to in writing by the parties; provided, however, that in no event shall the Closing occur prior to July 1, 2017. The Merger shall be effected by the filing of a Statement of Merger with the Pennsylvania DOS on the day of the Closing (the “Closing Date”), in accordance with the PBCL. The “Effective Time” shall mean the date and time upon which the Statement of Merger are filed with the Pennsylvania DOS, or as otherwise stated in the Statement of Merger, in accordance with the PBCL.

2.3.     Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of BMBC as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

2.4.     Directors and Officers of Surviving Corporation.

Subject to Section 7.11 below, the directors of BMBC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of BMBC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.     Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6.     Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. BMBC and RBPI each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7.     Possible Alternative Structures.

Prior to the Effective Time, BMBC shall be entitled to change the structure of the Merger or the Bank Merger, including, without limitation, by merging RBPI into a wholly-owned Subsidiary of BMBC, without the approval of RBPI; provided, however, that no such change shall (a) adversely alter or change the federal income Tax treatment of holders of RBPI Common Stock in connection with the Merger from what such treatment would have been absent such change; (b) alter or change the kind or amount of the consideration to be paid to the holders of RBPI Common Stock under this Agreement; and (c) impede or delay consummation of the Merger or the Bank Merger or otherwise adversely affect RBPI or the holders of RBPI Common Stock in any material respect. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.     Bank Merger.

The Bank Merger shall be consummated immediately after the Merger, or as promptly as practicable thereafter. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, BMBC will cause BMT, and RBPI will cause RBA, to execute and deliver an agreement and plan of merger, substantially in the form attached to this Agreement as Exhibit B, with respect to the Bank Merger.

2.9.     Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that BMBC by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, RBPI or to exercise, directly or indirectly, a controlling influence over the management or policies of RBPI.

ARTICLE III

CONVERSION OF SHARES

3.1.       Conversion of RBPI Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BMBC, RBPI or the holders of any of the shares of RBPI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.     BMBC Shares. Each share of BMBC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.     Cancelled RBPI Shares. All shares of RBPI Common Stock held in the treasury of RBPI (“Treasury Stock”) and each share of RBPI Common Stock owned by BMBC immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.     Merger Consideration. Subject to the provisions of this Article III, each share of RBPI Common Stock issued and outstanding immediately prior to the Effective Time (other than as set forth in Section 3.1.2 above), except as to Dissenting Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive the Per Share Merger Consideration, subject to adjustment in accordance with Section 3.1.5 hereof.

3.1.4.     Rights of RBPI Shares Post-Effective Time. After the Effective Time, shares of RBPI Common Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter by operation of this section represent only the right to receive Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by RBPI on such shares of RBPI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5.     Stock Splits, Etc. In the event BMBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of BMBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding BMBC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to BMBC Common Stock if BMBC issues additional shares of BMBC Common Stock and receives fair market value consideration for such shares.

3.1.6.     No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BMBC Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BMBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BMBC. In lieu of the issuance of any such fractional share, BMBC shall pay to each former shareholder of RBPI who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of RBPI Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of BMBC Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the average of the daily closing sales prices of a share of BMBC Common Stock as reported on NASDAQ for the five consecutive trading days immediately preceding the fifth calendar day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of RBPI Common Stock owned by a RBPI shareholder shall be combined so as to calculate the maximum number of whole shares of BMBC Common Stock issuable to such RBPI shareholder. For the avoidance of doubt, the parties hereby acknowledge that BMBC is providing such cash payments in lieu of the issuance of any fractional shares of BMBC Common Stock solely for the purpose of avoiding the expense of inconvenience to BMBC of issuing such fractional shares, and such cash payments do not represent separately bargained-for consideration in addition to the Merger Consideration under this Agreement. The aggregate cash consideration paid by BMBC to RBPI’s shareholders in lieu of issuing fractional shares of BMBC Common Stock shall not exceed one percent of the Merger Consideration. The fractional share interests of each RBPI shareholder will be aggregated, and no RBPI shareholder will receive cash consideration in lieu of the issuance of any fractional shares of BMBC Common Stock in an amount equal to or greater than the value of one full share of BMBC Common Stock.

3.2.       Procedures for Exchange of RBPI Common Stock.

3.2.1.     Deposit of Merger Consideration. At least two Business Days prior to the Effective Time, BMBC shall deposit, or shall cause to be deposited, with the Exchange Agent  certificates, or at BMBC’s option, evidence of shares in book entry form, representing the aggregate number of shares of BMBC Common Stock, and an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the amount of cash to pay the estimated amount of cash in lieu of fractional shares) sufficient to deliver the Merger Consideration (and cash in lieu of fractional shares) (collectively, the “Exchange Fund”), and BMBC shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (and cash in lieu of fractional shares in accordance with this Agreement).

3.2.2.     Exchange of Certificates. BMBC shall cause the Exchange Agent, within ten (10) Business Days after the Effective Time (subject to extension as the Exchange Agent may reasonably request), to mail to each holder of a Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (and cash in lieu of fractional shares), if any, into which the RBPI Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of RBPI (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (a) a certificate representing the aggregate amount of Per Share Merger Consideration to which such former holder of RBPI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof, and (b) a check representing the aggregate amount of cash (if any) payable in lieu of fractional shares of BMBC Common Stock (rounded to the nearest whole cent), to which such former holder of RBPI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding RBPI Common Stock shall have no rights, after the Effective Time, with respect to such RBPI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions with respect to BMBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BMBC Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BMBC Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of BMBC Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BMBC Common Stock issuable with respect to such Certificate.

3.2.4.     Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing RBPI Common Stock that is not registered in the stock transfer records of RBPI, the Merger Consideration (and cash in lieu of fractional shares), shall be issued and paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such RBPI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance and payment shall pay any transfer or other similar Taxes required by reason of the issuance and payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of BMBC that the Tax has been paid or is not applicable.

3.2.5.     Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of RBPI of the shares of RBPI Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of RBPI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.2.

3.2.6.     Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of RBPI as of the first anniversary of the Effective Time may, to the extent permitted by applicable Law, be paid to BMBC. In such event, any former shareholders of RBPI who have not theretofore complied with this Section 3.2 shall thereafter look only to BMBC with respect to the Per Share Merger Consideration (and cash in lieu of any fractional shares) and any unpaid dividends and distributions on the BMBC Common Stock deliverable in respect of each share of RBPI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BMBC, RBPI, the Exchange Agent or any other person shall be liable to any former holder of shares of RBPI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7.     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BMBC or the Exchange Agent, the posting by such Person of a bond in such amount as BMBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.8.     Withholding Rights. BMBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of RBPI Common Stock such amounts as BMBC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BMBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the RBPI Common Stock in respect of whom such deduction and withholding were made by BMBC or the Exchange Agent.

3.2.9.     Treatment of RBPI Warrants and RBPI Restricted Stock Awards. RBPI Disclosure Schedule 4.2.1 sets forth all of the outstanding RBPI Warrants and RBPI Restricted Stock Awards as of the date hereof, and includes, as applicable, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule, if any, and the expiration date.

(A)       At the Effective Time, all RBPI Warrants which are outstanding and unexercised immediately prior thereto shall become fully vested, to the extent not fully vested, and exercisable and be converted, in their entirety, automatically into fully vested and exercisable warrants as applicable to purchase shares of BMBC Common Stock (the “Continuing Warrants”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the RBPI Warrant):

(i)     The number of shares of BMBC Common Stock to be subject to the Continuing Warrants shall be equal to the product of the number of shares of RBPI Common Stock subject to the RBPI Warrants, and the Exchange Ratio; provided that any fractional shares of BMBC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(ii)     The exercise price per share of BMBC Common Stock under the Continuing Warrants shall be equal to the exercise price per share of RBPI Common Stock under the RBPI Warrants, as applicable, divided by the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest cent.

The duration and other terms of the Continuing Warrants shall be the same as the RBPI Warrants, except that all references to RBPI shall be deemed to be references to BMBC.

(B)       At all times after the Effective Time, BMBC shall reserve for issuance such number of shares of BMBC Common Stock as necessary so as to permit the exercise of Continuing Warrants in the manner contemplated by this Agreement and in the instruments pursuant to which such warrants were granted.

(C)       Each outstanding RBPI Restricted Stock Award granted by RBPI pursuant to the RBPI Stock Benefit Plan, which is unvested immediately prior to the Effective Time, shall vest and be free of any restrictions as of the Effective Time to the extent that such treatment is provided under the terms of the RBPI Stock Benefit Plan and the applicable Restricted Stock Award Agreement and be exchanged for the Merger Consideration as provided in Section 3.1.3 hereof.

Prior to the Effective Time, RBPI shall take or cause to be taken all actions required or necessary under the RBPI Stock Benefit Plan and the RBPI Warrants and RBPI Restricted Stock Awards to provide for the actions set forth in this Section 3.2.9.

3.2.10.     Exercise of Continuing Warrants. Continuing Warrants may be exercised in accordance with the terms of the RBPI Warrants in effect immediately prior to the Effective Time, subject to the terms of the Continuing Warrants and applicable Law.

3.2.11.     Treatment of RBPI Options. RBPI Disclosure Schedule 4.2.1 sets forth all of the RBPI Options outstanding as of the date hereof, and includes for each such RBPI Option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date. As of and immediately prior to the Effective Time, all rights with respect to RBPI Class A Stock issuable pursuant to the exercise of RBPI Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by RBPI in exchange for a cash payment equal to the positive difference, if any, between $4.19 and the corresponding exercise price of such RBPI Option (the “Cash-Out Consideration”). The cancellation of RBPI Options as provided for in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such RBPI Options; provided, however that RBPI will use its commercially reasonable efforts to have each holder of a RBPI Option execute and deliver a Stock Option Cancellation Acknowledgment in the form set forth as Exhibit C hereto. Prior to the Effective Time, RBPI shall take or cause to be taken all actions required under the RBPI Stock Benefit Plan and the applicable option agreements to provide for the actions set forth in this Section 3.2.11.

3.2.12.     Dissenters’ Rights.

(A)     Each outstanding share of RBPI Class B Stock, the holder of which has provided notice of his, her or its intent to dissent under and in accordance with the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. RBPI shall give BMBC prompt notice upon receipt by RBPI of any such demands for payment of the fair value of such shares of RBPI Class B Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BMBC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. RBPI shall not, except with the prior written consent of BMBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(B)     If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, such holder’s shares of RBPI Class B Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) the right to such payment after the Effective Time, each share of RBPI Class B Stock of such holder shall be entitled to receive the Per Share Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RBPI

RBPI represents and warrants to BMBC that the statements contained in this Article IV are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the RBPI Disclosure Schedules.

4.1.       Organization.

4.1.1.     RBPI is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. RBPI has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensure or qualification.

4.1.2.     RBA is a Pennsylvania chartered bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. RBA has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of RBA are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by RBA when due. RBA is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.3.     RBPI Disclosure Schedule 4.1.3 sets forth each RBPI Subsidiary. Each RBPI Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each RBPI Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each RBPI Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.4.     The respective minute books of RBPI and each RBPI Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents, (including committees).

4.1.5.     Prior to the date of this Agreement, RBPI has made available to BMBC true and correct copies of the articles of incorporation, charter and bylaws, or their other equivalent governing documents, of RBPI and the RBPI Subsidiaries, each as in effect as of the date hereof.

4.2.       Capitalization.

4.2.1.     The authorized capital stock of RBPI consists of 40,000,000 shares of RBPI Class A Stock, of which 28,244,055 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 3,000,000 shares of RBPI Class B Stock, of which 1,924,629 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 331,031 shares of RBPI Class A Stock and no shares of RBPI Class B Stock held by RBPI as Treasury Stock. Except as set forth above and in RBPI Disclosure Schedule 4.2.1, as of the date of this Agreement, there are no outstanding shares of RBPI’s capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which RBPI or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of RBPI or any of RBPI’s Subsidiaries or obligating RBPI or any of RBPI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, RBPI or any of RBPI’s Subsidiaries. As of the date of this Agreement, other than as set forth in RBPI Disclosure Schedule 4.2.1, there are no obligations, contingent or otherwise, of RBPI or any of RBPI’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of RBPI’s capital stock or capital stock of any of RBPI’s Subsidiaries or any other securities of RBPI or any of RBPI’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of RBPI’s capital stock to which RBPI or any of its Subsidiaries is a party and, to the Knowledge of RBPI as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which RBPI is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on RBPI Disclosure Schedule 4.2.1, since September 30, 2016 through the date hereof, RBPI has not (A) issued or repurchased any shares of RBPI Common Stock, or other equity securities of RBPI or (B) issued or awarded any RBPI Restricted Stock Awards. RBPI Disclosure Schedule 4.2.1 sets forth the name of each holder of options or warrants to purchase RBPI Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options or warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held. In addition, RBPI Disclosure Schedule 4.2.1 sets forth the name of each holder of RBPI Restricted Stock Awards, the number of shares such individual may receive upon the vesting thereof, and the grant and vesting dates related to such RBPI Restricted Stock Awards.

4.2.2.     RBPI owns all of the capital stock of RBA, free and clear of any Liens. Except for the RBPI Subsidiaries, RBPI does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of RBPI Subsidiaries, equity interests held by RBPI Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of RBPI Subsidiaries, including stock in the FHLB. Except as disclosed in RBPI Disclosure Schedule 4.2.2, either RBPI or RBA, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each RBPI Subsidiary free and clear of all Liens.

4.2.3.     Except as set forth on RBPI Disclosure Schedule 4.2.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of RBPI Common Stock.

4.2.4.     RBPI Disclosure Schedule 4.2.4 sets forth RBPI’s and all RBPI Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a RBPI Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.       Authority; No Violation.

4.3.1.     RBPI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by RBPI’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RBPI and the consummation by RBPI of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of RBPI, and no other corporate proceedings on the part of RBPI, except for the approval of the RBPI shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by RBPI, and subject to approval by the shareholders of RBPI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BMBC, constitutes the valid and binding obligation of RBPI, enforceable against RBPI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.     Subject to receipt of Regulatory Approvals and RBPI’s and BMBC’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of RBPI, (a) the execution and delivery of this Agreement by RBPI, (b) the consummation of the transactions contemplated hereby, and (c) compliance by RBPI with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of RBPI or any RBPI Subsidiary or the charter and bylaws of RBA; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to RBPI or any RBPI Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of RBPI or any RBPI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; (iv) cause BMBC to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by RBPI or any RBPI Subsidiary.

4.3.3.     The RBPI Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of RBPI and its shareholders, that it will recommend that RBPI’s shareholders vote in favor of the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to RBPI’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote at a duly held meeting of such shareholders, assuming a quorum is present, no other proceedings on the part of RBPI are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

4.4.     Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Statement of Merger with the Pennsylvania DOS, and (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BMBC Common Stock to be issued in the Merger on NASDAQ, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BMBC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of RBPI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by RBPI, and (y) the completion of the Merger and the Bank Merger by RBPI and the other transactions contemplated by this Agreement. RBPI has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.       Reports, Regulatory Matters, Financial Statements.

4.5.1.     RBPI has filed (or furnished, as applicable) all Securities Documents required to be filed with the SEC or furnished to the SEC since January 1, 2015, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the RBPI Securities Documents complied as to form and substance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RBPI Securities Documents, and none of the RBPI Securities Documents when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the RBPI Securities Documents.

4.5.2.     The consolidated financial statements of RBPI (including any related notes and schedules thereto) included in the RBPI Securities Documents complied as to form and substance, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of RBPI and the RBPI Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, reflect only actual transactions and fairly present, in all material respects, the consolidated financial position of RBPI and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of RBPI and its Subsidiaries (or disclosed in the notes thereto) contained in the RBPI Securities Documents and, except for liabilities reflected in RBPI Securities Documents filed prior to the date hereof or incurred in the Ordinary Course of Business or in connection with this Agreement, since December 31, 2015, neither RBPI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

4.5.3.     The records, systems, controls, data and information of RBPI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of RBPI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described below in this Section 4.5.3. RBPI (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15 of the Exchange Act) that is, among other things, designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to RBPI, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of RBPI by others within those entities, and (c) has evaluated the effectiveness of RBPI’s disclosure controls and procedures and disclosed, based on its most recent evaluation prior to the date hereof, to RBPI’s outside auditors and the audit committee of RBPI’s Board of Directors (the “RBPI Audit Committee”), and to the extent required by Law, in its Securities Documents, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect RBPI’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RBPI’s internal control over financial reporting. These disclosures (if any) were made in writing to RBPI’s auditors and the RBPI Audit Committee and a copy has previously been made available to BMBC.

4.5.4.     RBPI and each of its Subsidiaries, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of RBPI’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.5.5.     The allowance for loan and lease losses reflected in RBPI’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan and lease losses shown on the balance sheets in RBPI’s Securities Documents for periods ending after December 31, 2015 was, adequate, as of the dates thereof, under GAAP.

4.5.6.     Since January 1, 2013, (a) neither RBPI nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of RBPI or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RBPI or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that RBPI or any of its Subsidiaries has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act, and (b) no attorney representing RBPI or any of its Subsidiaries, whether or not employed by RBPI or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by RBPI or any of its officers, directors, employees or agents to the Board of Directors of RBPI or any committee thereof or to any director or officer of RBPI.

4.6.       Taxes.

4.6.1.     RBPI and the RBPI Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). RBPI and each RBPI Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to RBPI and every RBPI Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all respects and prepared in compliance with all applicable Law) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from RBPI and any RBPI Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the RBPI Financial Statements, or (c) have not yet been fully determined. Neither RBPI nor any RBPI Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in RBPI Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of RBPI or any RBPI Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where RBPI or any RBPI Subsidiary does not file Tax Returns that RBPI or any RBPI Subsidiary is subject to Tax in that jurisdiction. RBPI and the RBPI Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. RBPI and each RBPI Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and RBPI and each RBPI Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth on RBPI Disclosure Schedule 4.6.1, the United States federal and state income Tax Returns of RBPI and each RBPI Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.

4.6.2.     The unpaid Taxes of RBPI and the RBPI Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the RBPI Financial Statements and (b) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2015, neither RBPI nor any RBPI Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3.     Neither RBPI, RBPI Subsidiary or any director or executive officer (or employee responsible for Tax matters) of RBPI or any RBPI Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither RBPI nor any RBPI Subsidiary has received from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where RBPI or any RBPI Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against RBPI or any RBPI Subsidiary. Neither RBPI nor any RBPI Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither RBPI nor any RBPI Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was RBPI) and neither RBPI nor any RBPI Subsidiary has any liability for the Taxes of any Person (other than RBPI or any RBPI Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of RBPI or any RBPI Subsidiary that occurred during or after any taxable period in which the Company incurred an operating loss that carries over to any taxable period ending after the fiscal year of RBPI or any RBPI Subsidiary immediately preceding the date of this Agreement.

4.6.4.     Neither RBPI nor any RBPI Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither RBPI nor any RBPI Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither RBPI nor any RBPI Subsidiary is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Except as set forth on RBPI Disclosure Schedule 4.6.4, neither RBPI nor any RBPI Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Except as set forth on RBPI Disclosure Schedule 4.6.4, neither RBPI nor any RBPI Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of RBPI nor any RBPI Subsidiary. Neither RBPI nor any RBPI Subsidiary is or ever has been a ”personal holding Company” as defined in Section 542 of the Code.

4.6.5.     Neither RBPI nor any RBPI Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of RBPI or any RBPI Subsidiary is property which RBPI or any RBPI Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of RBPI or any RBPI Subsidiary directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither RBPI nor any RBPI Subsidiary presently holds assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of RBPI or any RBPI Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any RBPI Subsidiary. RBPI and each RBPI Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and RBPI has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as described in the RBPI Disclosure Schedule 4.6.5, the acquisition of the RBPI Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by RBPI and each RBPI Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by RBPI or a RBPI Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to RBPI and each RBPI Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no Liens for Taxes upon any property or assets of RBPI and each RBPI Subsidiary except for Liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.6.     Each of RBPI and the RBPI Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7.     No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of RBPI.

4.6.8.     Neither RBPI nor any RBPI Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

4.7.     Absence of Changes and Events.

Except as set forth in RBPI Disclosure Schedule 4.7, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2015 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of RBPI or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to RBPI or RBA; (b) since December 31, 2015 to the date hereof there has not been (i) any change by RBPI or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by RBPI’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of RBPI or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of RBPI or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of RBPI or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by RBPI or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of RBPI or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than RBPI Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (vii) any lease of real or personal property entered into outside of the Ordinary Course of Business, other than in connection with foreclosed property; and (c) since September 30, 2016, there has not been a material increase in RBPI Delinquencies.

4.8.       Material Contracts; Leases; Defaults.

4.8.1.     Except as set forth in RBPI Disclosure Schedule 4.8.1, neither RBPI nor any RBPI Subsidiary is a party to, bound by or subject to any agreement, contract, instrument, plan, arrangement, commitment or understanding (whether written or oral): (a) with respect to the employment, consulting, severance, retention, “change in control” or termination of any past or present officer, director, manager, member, partner, employee or independent contractor of RBPI or any RBPI Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control), except for “at will” arrangements; (b) containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, or otherwise restricting or limiting the conduct of business by RBPI or any RBPI Subsidiary (other than this Agreement), or granting any right of first refusal, right of first offer or similar right with respect to material assets of RBPI or any RBPI Subsidiary or limiting (or purporting to limit) the ability of RBPI or any RBPI Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (c) providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, managers, members, partners, employees or independent contractors of RBPI or any RBPI Subsidiary; (d) with any labor union relating to employees of RBPI or any RBPI Subsidiary; (e) which by its terms limits the payment of dividends by RBPI or any RBPI Subsidiary; (f) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which RBPI or any RBPI Subsidiary is an obligor to any person, except those which evidence or relate to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the Ordinary Course of Business; (g) containing financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BMBC or any BMBC Subsidiary; (h) obligating RBPI or any RBPI Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software); (i) providing for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) relating to the lease for real property; (k)  with any broker-dealer or investment adviser; (l)  with any investment company registered under the Investment Company Act of 1940; (m) with respect to any local clearing house or self-regulatory organization; (n) with respect to the settlement of any litigation or other adversarial proceeding; or (o) required to be filed on RBPI’s Annual Report on Form 10-K for the year ended December 31, 2015 or for the year ended December 31, 2016.

4.8.2.     Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in RBPI Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither RBPI nor any RBPI Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3.     True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to BMBC on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither RBPI nor any RBPI Subsidiary (nor, to the Knowledge of RBPI, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of RBPI or any of the RBPI Subsidiaries under any Material Contract. Except as listed on RBPI Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.     Except as listed on RBPI Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither RBPI nor any RBPI Subsidiary has (a) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of October 26, 2016 (which amounts have been previously made available to BMBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on RBPI Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice except for (i) normal increases for employees made in the Ordinary Course of Business, or (ii) as required by applicable Law, (b) granted any options to purchase shares of RBPI Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the Ordinary Course of Business under any RBPI Stock Benefit Plan, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of RBPI or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of RBPI or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.        Ownership of Property; Insurance Coverage.

4.9.1.     RBPI and each RBPI Subsidiary has good and, as to real property, marketable title to all assets and properties owned by RBPI or each RBPI Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the RBPI Regulatory Reports and in the RBPI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the Ordinary Course of Business, since the date of such balance sheets), subject to no Liens, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a RBPI Subsidiary acting in a fiduciary capacity, (b) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the RBPI Financial Statements. RBPI and the RBPI Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by RBPI and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither RBPI nor any RBPI Subsidiary is in default under any lease for any real or personal property to which either RBPI or any RBPI Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default. RBPI is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.     With respect to all agreements pursuant to which RBPI or any RBPI Subsidiary has purchased securities subject to an agreement to resell, if any, RBPI or such RBPI Subsidiary, as the case may be, has a valid, perfected, first priority Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.     RBPI and each RBPI Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither RBPI nor any RBPI Subsidiary, except as disclosed in RBPI Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on RBPI Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by RBPI or any RBPI Subsidiary under such policies (other than with respect to health or disability insurance). RBPI and all RBPI Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Law. All such insurance is valid and enforceable and in full force and effect, and within the last three years RBPI and each RBPI Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. RBPI Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by RBPI and each RBPI Subsidiary as well as the other matters required to be disclosed under this Section.

4.9.4.     All real property owned by RBPI or a RBPI Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of RBPI, threatened condemnation proceedings against such real property. RBPI and the applicable RBPI Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither RBPI nor any RBPI Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10.      Legal Proceedings.

4.10.1.     Except (i) as set forth on RBPI Disclosure Schedule 4.10 or (ii) in connection with foreclosure proceedings initiated by any RBPI Subsidiary in the Ordinary Course of Business, since January 1, 2012 there have been, and there currently are, no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to RBPI’s Knowledge, threatened against RBPI or any RBPI Subsidiary or to which RBPI or any RBPI Subsidiary is a party.

4.10.2.     Except as set forth on RBPI Disclosure Schedule 4.10, since January 1, 2012 there has been, and there currently is, no injunction, order, judgment, decree or regulatory restriction imposed upon RBPI or any RBPI Subsidiary, or the assets of RBPI or any RBPI Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Corporation or any of its Affiliates), and neither RBPI nor any RBPI Subsidiary has been advised in writing or, to RBPI’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such action.

4.11.      Compliance With Applicable Law.

4.11.1.     Except as set forth on RBPI Disclosure Schedule 4.11.1, and except as has not been and would not reasonably be expected to materially and adversely affect or interfere with RBPI‘s or RBA’s operations, neither RBPI nor any RBPI Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act (“CRA”) matters. As of the date hereof, RBPI’s and RBA’s rating in its most recent examination or interim review under the CRA was “satisfactory” or better, and RBPI has not received any written or, to RBPI’s Knowledge, oral, communication that RBA’s rating in its next subsequent examination or interim review under the CRA will be lower than “satisfactory.” Except as set forth on RBPI Disclosure Schedule 4.11.1, RBPI and all RBPI Subsidiaries (a) are in compliance in all material respects with the CRA, and the regulations promulgated thereunder; and (b) are operating in in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; and (c) are in compliance in all material respects with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by RBA pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of RBA has adopted and RBA has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder. RBPI and RBA, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of RBPI and RBA. Moreover, all RBPI Subsidiaries that are deposit-taking institutions are fully-insured by the FDIC to the extent permissible by the FDIA.

4.11.2.     Each of RBPI and each RBPI Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including but not limited to any licenses or approvals required for RBA to conduct mortgage lending activities in the State of New Jersey; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of RBPI, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.     Except as set forth on RBPI Disclosure Schedule 4.11.3, since January 1, 2012, neither RBPI nor any RBPI Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that RBPI or any RBPI Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, RBPI or any RBPI Subsidiary, or indicating that RBPI or any RBPI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of RBPI or any RBPI Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of RBPI or any RBPI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “RBPI Regulatory Agreement”). Except as disclosed on RBPI Disclosure Schedule 4.11.3, neither RBPI nor any RBPI Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to RBA as to compliance with the CRA is “satisfactory” or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any RBPI Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon RBPI or any RBPI Subsidiary or the assets of RBPI or any RBPI Subsidiary.

4.11.4.     RBPI Disclosure Schedule 4.11.4 sets forth, as of January 25, 2017, a schedule of all executive officers and directors of RBPI who have outstanding loans from RBPI or RBA, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.     Except as set forth on RBPI Disclosure Schedule 4.11.5, none of RBPI’s or RBPI Subsidiary’s officers, directors, managers, members, employees, partners or independent contractors, has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. RBPI has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of RBPI’s or any RBPI Subsidiary’s officers, directors, managers, members, partners, employees or independent contractors.

4.12.      Employee Benefit Plans.

4.12.1.     RBPI Disclosure Schedule 4.12.1 includes a list of all RBPI Compensation and Benefit Plans. Neither RBPI nor any RBPI Subsidiary has any commitment to create any additional RBPI Compensation and Benefit Plan or to modify, change or renew any existing RBPI Compensation and Benefit Plan, except as required to maintain the qualified status thereof. RBPI has made available to BMBC true and correct copies of the agreements or other documents establishing and evidencing the RBPI Compensation and Benefit Plans.

4.12.2.     Except as disclosed in RBPI Disclosure Schedule 4.12.2, each RBPI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each RBPI Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which RBPI is entitled to rely, and RBPI is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of RBPI, threatened action, suit or claim relating to any of the RBPI Compensation and Benefit Plans (other than routine claims for benefits). Neither RBPI nor any RBPI Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any RBPI Compensation and Benefit Plan that would reasonably be expected to subject RBPI or any RBPI Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.     Neither RBPI nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “RBPI ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither RBPI, nor any RBPI ERISA Affiliate, nor any RBPI Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which RBPI, any RBPI ERISA Affiliate, and any RBPI Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.     All contributions required to be made under the terms of any RBPI Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on RBPI’s consolidated financial statements to the extent required by GAAP. RBPI and each RBPI Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable RBPI Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.     Neither RBPI nor any RBPI Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in RBPI Disclosure Schedule 4.12.5, under any RBPI Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in RBPI Disclosure Schedule 4.12.5, there has been no communication to employees by RBPI or any RBPI Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.     RBPI and its Subsidiaries do not maintain any RBPI Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.     With respect to each RBPI Compensation and Benefit Plan, if applicable, RBPI has provided or made available to BMBC copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.     Except as provided in RBPI Disclosure Schedule 4.12.8 and in Section 3.2.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any RBPI Compensation and Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of RBPI or any RBPI Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.     Except as disclosed in RBPI Disclosure Schedule 4.12.9, neither RBPI nor any RBPI Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.     Except as disclosed in RBPI Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.     Except as disclosed in RBPI Disclosure Schedule 4.12.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the RBPI Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12.     RBPI Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of RBA or RBPI, their title and rate of salary, and their date of hire.

4.13.     Brokers, Finders and Financial Advisors.

Neither RBPI nor any RBPI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners (“Sandler”) and RBC Capital Markets, LLC (“RBCCM”) by RBPI, and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with Sandler and RBCCM, setting forth the fees payable to Sandler and RBCCM for their respective services rendered to RBPI in connection with the Merger and transactions contemplated by this Agreement, is attached to RBPI Disclosure Schedule 4.13.

4.14.     Environmental Matters.

4.14.1.     Except as may be set forth in RBPI Disclosure Schedule 4.14, with respect to RBPI and each RBPI Subsidiary:

(A)     Except as set forth on RBPI Disclosure Schedule 4.14, neither the conduct nor operation of its business nor any condition of any property currently owned or operated, or to RBPI’s Knowledge previously owned or operated, by it during the period of such ownership or operation by RBPI or any RBPI Subsidiary, or to RBPI’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to RBPI’s Knowledge, any property on which it holds a Lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon RBPI or any RBPI Subsidiary. To the Knowledge of RBPI, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to RBPI or any RBPI Subsidiary by reason of any Environmental Laws. Neither RBPI nor any RBPI Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that RBPI or any RBPI Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the investigation, cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon RBPI or any RBPI Subsidiary;

(B)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation, proceeding or agreement pending or, to RBPI’s Knowledge, threatened, before any court, Governmental Entity or other forum against RBPI or any RBPI Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence or threat of a Release, whether or not occurring at or on a site owned, leased or operated by RBPI or any RBPI Subsidiary;

(C)     To RBPI’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by RBPI or any of the RBPI Subsidiaries, and to RBPI’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by RBPI or any of the RBPI Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)     “Participation Facility” shall mean any facility in which RBPI or any of the RBPI Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.      Loan Portfolio.

4.15.1.     RBPI Disclosure Schedule 4.15.1 sets forth a listing, as of December 31, 2016, by name and account, of: (a) all Loans of RBA or any other RBPI Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of RBA or any other RBPI Subsidiary which have been terminated by RBA or any other RBPI Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified RBA or any other RBPI Subsidiary during the past twelve months of, or has asserted against RBA or any other RBPI Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given RBA or any other RBPI Subsidiary any oral notification of, or orally asserted to or against RBA or any other RBPI Subsidiary, any such claim.

4.15.2.     RBPI Disclosure Schedule 4.15.2 sets forth a listing of all Loans, (a) that are contractually past due 30 days or more in the payment of principal and/or interest, (b) that are on non-accrual status, (c) that as of the date of this Agreement are classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (d) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (e) that qualify as Troubled Debt Restructurings, (f) where a specific reserve allocation exists in connection therewith.

4.15.3.     RBPI Disclosure Schedule 4.15.3 identifies each asset of RBPI or any of its Subsidiaries that as of September 30, 2016 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2016 to the date hereof and any sales of OREO between September 30, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

4.15.4.     All Loans receivable (including discounts) and accrued interest entered on the books of RBPI and the RBPI Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course of Business, and the notes or other evidences of indebtedness with respect to such Loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To RBPI’s Knowledge, the Loans, discounts and the accrued interest reflected on the books of RBPI and the RBPI Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such Loans are being transferred with good and marketable title, free and clear of any and all Liens encumbering such Loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.15.5.     All currently outstanding Loans held in RBPI’s, RBA’s or any of their respective Subsidiaries’ loan portfolio (each a “RBPI Loan”) were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and RBA’s lending policies at the time of origination of such RBPI Loans, and the notes or other credit or security documents with respect to each such outstanding RBPI Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the RBPI Loans that are not reflected in the written records of RBPI or RBA, as applicable. All such RBPI Loans are owned by RBPI or RBA free and clear of any Liens (other than blanket Liens by the FHLB). No claims of defense as to the enforcement of any currently outstanding RBPI Loan have been asserted in writing against RBPI or RBA for which there is a reasonable probability of an adverse determination, and, except as set forth in RBPI Disclosure Schedule 4.15.5(i), neither RBPI nor RBA has any Knowledge of any claim or right of rescission for which there is a reasonable probability of a determination adverse to RBA. Except as set forth in RBPI Disclosure Schedule 4.15.5(ii), no RBPI Loans are presently serviced by third parties, and there is no obligation which could result in any RBPI Loan becoming subject to any third party servicing.

4.15.6.     Except as would not reasonably be expected to be material, neither RBPI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates RBPI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of RBPI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by RBPI or any of its Subsidiaries, and none of the agreements pursuant to which RBPI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.15.7.     Neither RBPI nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.15.8.     Since January 1, 2014, neither RBPI nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

4.15.9.     RBPI and RBA have not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of RBPI or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). RBPI Disclosure Schedule 4.15.9 identifies, as of September 30, 2016, any loan or extension of credit maintained by RBPI and RBA to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

4.15.10.     RBPI’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of the RBPI Financial Statements were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with RBPI’s and RBA’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entity, the Financial Accounting Standards Board and GAAP.

4.16.     Documents.

RBPI has made available to BMBC copies of its annual reports and proxy materials used or for use in connection with its meetings of shareholders, each since January 1, 2013.

4.17.     Related Party Transactions.

Except as set forth in RBPI Disclosure Schedule 4.17, neither RBPI nor any RBPI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of RBPI or any RBPI Affiliate. All such transactions (a) were made in the Ordinary Course of Business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of RBPI or any RBPI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither RBPI nor any RBPI Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by RBPI is inappropriate.

4.18.     Deposits.

As of the date of this Agreement, none of the deposits of RBPI or any RBPI Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19.     Antitakeover Provisions Inapplicable; Required Vote.

RBPI and its Subsidiaries have taken all actions required to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in RBPI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including provisions of the nature set forth in Chapter 25 of the PBCL. The affirmative vote of two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of RBPI Common Stock is required to approve this Agreement and the Merger under RBPI’s articles of incorporation and the PBCL.

4.20.     Registration Obligations.

Neither RBPI nor any RBPI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.     Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for RBPI’s own account, or for the account of one or more of RBPI’s Subsidiaries or their customers (all of which are set forth in RBPI Disclosure Schedule 4.21), were entered into in the Ordinary Course of Business and in compliance with all applicable Laws, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of RBPI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither RBPI nor any RBPI Subsidiary, nor to the Knowledge of RBPI any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.22.     Fairness Opinion.

RBPI has received an oral opinion from Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to the shareholders of RBPI from a financial point of view, which opinion will be confirmed in a writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.     Trust Accounts.

RBA and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of RBA, any other RBPI Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.24.     Intellectual Property.

RBPI Disclosure Schedule 4.24 sets forth a true and accurate list of all patents, copyrights, trade secrets, trade names, service marks, trademarks, and domain names owned or used by RBPI or any RBPI Subsidiary. RBPI and each RBPI Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks, trademarks, and domain names and (b) is a party to valid and binding licenses for any software, which are required for RBPI and each RBPI Subsidiary to conduct their respective businesses as currently conducted. Neither RBPI nor any RBPI Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by RBPI or any RBPI Subsidiary in their respective businesses as currently conducted. RBPI and each RBPI Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. The conduct of the business of RBPI and each RBPI Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of RBPI or any RBPI Subsidiary. RBPI and each RBPI Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or BMBC and its Affiliates.

4.25.     Labor Matters.

There are no labor or collective bargaining agreements to which RBPI or any RBPI Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary (other than routine employee grievances that are not related to union employees). RBPI and each RBPI Subsidiary is in compliance in all material respects with all applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. RBPI and each RBPI Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of RBPI, threatened claims or suits against RBPI or any RBPI Subsidiary, or for which either might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.

4.26.      RBPI Information Supplied.

4.26.1.     The information relating to RBPI and any RBPI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2.     The information supplied by RBPI and any RBPI Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.27.     Investment Securities and Commodities

4.27.1.     RBPI and all RBPI Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of RBPI or RBPI Subsidiaries. Such securities and commodities are valued on the books of RBPI in accordance with GAAP.

4.27.2.     RBPI and all RBPI Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that RBPI believes are prudent and reasonable in the context of such businesses. Before the date hereof, RBPI has made available to BMBC in writing its material Policies, Practices and Procedures.

4.28.     RBPI Information.

No statement, certificate, instrument, or other writing furnished or to be furnished by RBPI to BMBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BMBC

BMBC represents and warrants to RBPI that the statements contained in this Article V are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the BMBC Disclosure Schedules.

5.1.       Organization.

5.1.1.     BMBC is a corporation duly organized and, validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the BHCA. BMBC has the requisite corporate power and authority to carry on its business as now conducted. BMBC is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensure or qualification.

5.1.2.     BMT is a Pennsylvania chartered bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BMT has the requisite corporate power and authority to carry on its business as now conducted. BMT is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of BMT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BMT is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.       Capitalization.

5.2.1.     The authorized capital stock of BMBC consists of 100,000,000 shares of common stock, $1.00 par value per share, of which 16,940,715 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 4,171,253 shares of BMBC Common Stock held by BMBC as treasury stock. Neither BMBC nor any BMBC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BMBC Common Stock, or any other security of BMBC or any securities representing the right to vote, purchase or otherwise receive any shares of BMBC Common Stock or any other security of BMBC or any BMBC Subsidiary, or pursuant to which BMBC or any BMBC Subsidiary is or could be required to register shares of BMBC capital stock or other securities under the Securities Act, other than shares issuable under the BMBC Stock Benefit Plans.

5.2.2.     BMBC owns all of the capital stock of BMT free and clear of any Liens. Except for the BMBC Subsidiaries, BMBC does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of BMBC Subsidiaries, equity interests held by BMBC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of BMBC Subsidiaries, including stock in the FHLB. Except as set forth in BMBC’s Securities Documents, either BMBC or BMT, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each BMBC Subsidiary free and clear of all Liens.

5.2.3.     Except as set forth in BMBC’s Securities Documents, to the Knowledge of BMBC, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BMBC Common Stock.

5.2.4.     Neither BMBC nor any of the BMBC Subsidiaries’ hold any capital stock, equity interest or other direct or indirect ownership interest in any Person other than a BMBC Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

5.3.       Authority; No Violation.

5.3.1.     BMBC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BMBC and the consummation by BMBC of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of BMBC, and no other corporate proceedings on the part of BMBC are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by BMBC, and subject to receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by RBPI, constitutes the valid and binding obligation of BMBC, enforceable against BMBC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.     Subject to receipt of Regulatory Approvals and RBPI’s and BMBC’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by BMBC, (b) the consummation of the transactions contemplated hereby, and (c) compliance by BMBC with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of BMBC or any BMBC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BMBC or any BMBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of BMBC or any BMBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, or material agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected (iv) cause RBPI to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by BMBC or any BMBC Subsidiary.

5.3.3.     The BMBC Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BMBC and its shareholders, and no other proceedings on the part of BMBC are necessary to approve this Agreement or consummate the transactions contemplated hereby.

5.4.     Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Statement of Merger with the Pennsylvania DOS, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BMBC Common Stock to be issued in the Merger on NASDAQ, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BMBC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of RBPI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by BMBC, and (ii) the completion of the Merger and the Bank Merger by BMBC and the other transactions contemplated by this Agreement. BMBC has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.       Reports, Regulatory Matters, Financial Statements.

5.5.1.     BMBC has filed (or furnished, as applicable) all Securities Documents required to be filed with the SEC or furnished to the SEC since January 1, 2015, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BMBC Securities Documents complied as to form and substance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BMBC Securities Documents, and none of the BMBC Securities Documents when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the BMBC Securities Documents.

5.5.2.     The consolidated financial statements of BMBC (including any related notes and schedules thereto) included in the BMBC Securities Documents complied as to form and substance, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of BMBC and the BMBC Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, reflect only actual transactions and fairly present, in all material respects, the consolidated financial position of BMBC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of BMBC and its Subsidiaries contained in the BMBC Securities Documents (or disclosed in the notes thereto) and, except for liabilities reflected in BMBC Securities Documents filed prior to the date hereof or incurred in the Ordinary Course of Business or in connection with this Agreement, since December 31, 2015, neither BMBC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

5.5.3.     The records, systems, controls, data and information of BMBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BMBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described below in this Section 5.5.3. BMBC (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15 of the Exchange Act) that is, among other things, designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BMBC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of BMBC by others within those entities, and (c) has evaluated the effectiveness of BMBC’s disclosure controls and procedures and disclosed, based on its most recent evaluation prior to the date hereof, to BMBC’s outside auditors and the audit committee of BMBC’s Board of Directors (the “BMBC Audit Committee”), and to the extent required by Law, in its Securities Documents, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BMBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BMBC’s internal control over financial reporting. These disclosures (if any) were made in writing to BMBC’s auditors and the BMBC Audit Committee and a copy has previously been made available to RBPI.

5.5.4.     BMBC and each of its Subsidiaries, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of BMBC’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.       Taxes.

5.6.1.     BMBC and each BMBC Subsidiary has timely and duly filed all material Tax Returns required to be filed by or with respect to BMBC and each BMBC Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in compliance with all applicable Law) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from BMBC and any BMBC Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the BMBC Financial Statements, or (c) have not yet been fully determined. BMBC and each BMBC Subsidiary has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BMBC and each BMBC Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.     No Material Adverse Effect.

BMBC has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BMBC.

5.8.     Ownership of Property.

BMBC and each BMBC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BMBC or each BMBC Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BMBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the Ordinary Course of Business, since the date of such balance sheets), subject to no Liens, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a BMBC Subsidiary acting in a fiduciary capacity, (b) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the BMBC Financial Statements. BMBC and the BMBC Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by BMBC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither BMBC or any BMBC Subsidiary is in default under any lease for any real or personal property to which either BMBC or any BMBC Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.9.     Legal Proceedings.

There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default, or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to BMBC’s Knowledge, threatened against BMBC or any BMBC Subsidiary or to which BMBC or any BMBC Subsidiary is a party that (a) is required to be disclosed by BMBC in its Securities Documents which has not be so disclosed, (b) is reasonably likely to prevent or materially delay BMBC from performing its obligations, or consummating the transactions contemplated by, this Agreement, or (c) challenges the validity or propriety of the transactions contemplated by this Agreement.

5.10.     Compliance With Applicable Law.

5.10.1.     Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with BMBC’s or BMT’s operations, neither BMBC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters. Neither BMBC nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause BMBC or BMT: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by BMT pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of BMT has adopted and BMT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, BMBC’s and BMT’s most recent examination rating under the CRA was “satisfactory” or better. Moreover, all Subsidiaries of BMBC that are deposit-taking institutions are fully-insured by the FDIC to the extent permissible by the FDIA.

5.10.2.     Each of BMBC and each BMBC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of BMBC, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.     Except as would not, or would not reasonably be expected to, have a Material Adverse Effect on BMBC, since January 1, 2012, neither BMBC nor any BMBC Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that BMBC or any BMBC Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require BMBC or any BMBC Subsidiary, or indicating that BMBC or any BMBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “BMBC Regulatory Agreement”). Neither BMBC nor any BMBC Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to BMT as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any BMBC Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon BMBC or any BMBC Subsidiary or the assets of BMBC or any BMBC Subsidiary.

5.10.4.     Since the enactment of the Sarbanes-Oxley Act, BMBC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.     Employee Benefit Plans.

5.11.1.     Neither BMBC nor any BMBC Subsidiary has any commitment to create any additional BMBC Compensation and Benefit Plan or to modify, change or renew any existing BMBC Compensation and Benefit Plan, except as required to maintain the qualified status thereof.

5.11.2.     Each BMBC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BMBC Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which BMBC is entitled to rely, and BMBC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of BMBC, threatened action, suit or claim relating to any of the BMBC Compensation and Benefit Plans (other than routine claims for benefits). Neither BMBC nor any BMBC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any BMBC Compensation and Benefit Plan that would reasonably be expected to subject BMBC or any BMBC Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.     No liability under Title IV of ERISA has been incurred by BMBC or any BMBC Subsidiary with respect to any BMBC Compensation and Benefit Plan which is subject to Title IV of ERISA (“BMBC Pension Plan”) currently or formerly maintained by BMBC or any entity which is considered one employer with BMBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BMBC ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to BMBC or any BMBC ERISA Affiliate of incurring a liability under such Title. No BMBC Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither BMBC nor any BMBC ERISA Affiliate has contributed to or has or had any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither BMBC, nor any BMBC ERISA Affiliate, nor any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which BMBC, any BMBC ERISA Affiliate, and any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.     All contributions required to be accrued under the terms of any BMBC Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on BMBC’s consolidated financial statements to the extent required by GAAP. BMBC and each BMBC Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable BMBC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.     Neither BMBC nor any BMBC Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any BMBC Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by BMBC or any BMBC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.     BMBC and its Subsidiaries do not maintain any BMBC Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.     Neither BMBC nor any BMBC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.8.     All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.11.9.     Except as disclosed in BMBC Disclosure Schedule 5.11.9, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the BMBC Compensation and Benefit Plans or otherwise as of the date hereof.

5.12.     Environmental Matters.

5.12.1.     Except as may be set forth in BMBC Disclosure Schedule 5.12, with respect to BMBC and each BMBC Subsidiary:

(A)     To BMBC’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon BMBC or any BMBC Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BMBC or any BMBC Subsidiary by reason of any Environmental Laws. Neither BMBC nor any BMBC Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that BMBC or any BMBC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the investigation, cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon BMBC or any BMBC Subsidiary.

(B)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation, proceeding or agreement pending or, to BMBC’s Knowledge, threatened, before any court, Governmental Entity or other forum against BMBC or any BMBC Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence or threat of a Release, whether or not occurring at or on a site owned, leased or operated by BMBC or any BMBC Subsidiary.

5.13.     Brokers, Finders and Financial Advisors.

Neither BMBC nor any BMBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. and the fee payable pursuant thereto.

5.14.     BMBC Common Stock.

The shares of BMBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.15.     BMBC Information Supplied.

5.15.1.     The information relating to BMBC and any BMBC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.15.2.     The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by BMBC with respect to statements made or incorporated by reference therein based on information supplied by RBPI specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.15.3.     The information supplied by BMBC and any BMBC Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.16.     PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, BMBC is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of RBPI.

ARTICLE VI

COVENANTS OF RBPI

6.1.       Conduct of Business.

6.1.1.     Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the prior written consent of BMBC (which consent will not be unreasonably withheld, conditioned or delayed), RBPI will, and will cause each RBPI Subsidiary to: operate its business only in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; use commercially reasonable efforts consistent with past practices to preserve intact its business organization and assets, keep available to itself and, after the Effective Time, BMBC the present services of the current officers and employees of RBPI and the RBPI Subsidiaries, preserve for itself and, after the Effective Time, BMBC the goodwill of RBPI’s customers, employees, lessors and others with whom business relationships exist, and continue collection efforts with respect to any delinquent loans; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approval or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.     Negative Covenants. From the date of this Agreement until the Effective Time, except as set forth in RBPI Disclosure Schedule 6.1.2 on the date hereof, or except with the prior written consent of BMBC (such consent not to be unreasonably withheld or delayed), RBPI shall not and shall not permit any RBPI Subsidiary to:

(A)     (i) Except pursuant to Rights issued and outstanding as of the date of this Agreement and set forth in RBPI Disclosure Schedule 4.2.1, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, any Rights, any award or grant under the RBPI Stock Benefit Plan or otherwise, or any other securities of RBPI or any RBPI Subsidiary (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights (except as provided by the terms of such Rights), or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time;

(B)     Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from (i) RBA to RBPI or from any Subsidiary of RBA to RBA, or (ii) Royal Investments of Delaware, Inc. to RBPI;

(C)     Enter into, amend, renew or take any action that would give rise to or accelerate a right to payment under any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of RBPI or any RBPI Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 3% for any individual, (ii) as may be required by applicable Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to BMBC and set forth in RBPI Disclosure Schedule 6.1.2(C) on the date hereof, and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in RBPI Disclosure Schedule 6.1.2(C) on the date hereof and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code;

(D)     Hire any Person as an employee of RBPI or any RBPI Subsidiary, except for non-officer at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business;

(E)     Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BMBC, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in RBPI Disclosure Schedule 6.1.2(E), (iii) as previously disclosed to BMBC and set forth in RBPI Disclosure Schedule 6.1.2(E), or (iv) as may be required pursuant to the terms of this Agreement) the RBPI Stock Benefit Plan or other pension, retirement, stock option, stock purchase, stock grant, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of RBPI or any RBPI Subsidiary;

(F)     Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or buy, acquire, or lease any properties or assets from, or enter into, renew, extend or modify any agreement or arrangement with, any of its officers, directors or holders of RBPI Class B Stock, or any of their respective immediate family members, Affiliates or associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such Persons’ employment or service as a director with RBPI or any RBPI Subsidiary and other than deposits held by RBA in the Ordinary Course of Business;

(G)     Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to RBPI or any RBPI Subsidiary;

(H)     Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other entity or Person;

(I)     Except as set forth in any Material Contract or lease, make any capital or other discretionary expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

(J)     Amend or waive any provision of RBPI’s articles of incorporation or bylaws or any equivalent documents of any RBPI Subsidiary;

(K)     Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or GAAP or applicable regulatory accounting requirements;

(L)     Except in the Ordinary Course of Business (i) enter into, amend, modify, terminate, extend, or waive any material provision of, any Material Contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to RBPI or any RBPI Subsidiary, or (ii) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement or any contract for over $25,000 or with a duration of more than one year;

(M)     Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business or as otherwise set forth in RBPI Disclosure Schedule 6.1.2(M), (i) institute any new litigation or other legal or regulatory proceedings; (ii) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which RBPI or any RBPI Subsidiary is or becomes a party after the date of this Agreement, which settlement or agreement (X) involves payment by RBPI or any RBPI Subsidiary of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (Y) would impose any material restriction on the business of RBPI or any RBPI Subsidiary or (iii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of RBPI and the RBPI Subsidiaries;

(N)     (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, credit, reserve, charge-off, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law or guidance imposed by any Governmental Entity; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, including a change in practice at any location, its hedging practices and policies;

(O)     Enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(P)     Except for overnight loans or loans with maturity less than 60 days, incur, modify, extend or renegotiate any indebtedness of RBPI or RBA or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit, or sixty day advances, which are in each case in the Ordinary Course of Business);

(Q)     (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the RBPI Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, RBPI shall be permitted without BMBC’s prior consent to purchase or hold (and nothing in this Section 6.1.2 shall prohibit RBPI from purchasing or holding) (A) U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business; (B) 15-year or less agency mortgage-backed securities and collateralized mortgage obligations with an effective duration of no more than 48 months; or (C) any other security issued by the U.S. government or an agency thereof consistent with past practice that has a remaining maturity of less than 4 years for purposes of replacing investment securities that are called, prepaid or otherwise redeemed by the issuer. In the case of municipal bonds, those purchases should be bank qualified municipal general obligation bonds issued by authorities located in the Commonwealth of Pennsylvania with a maximum remaining maturity of 10 years, a $1,500,000 aggregate limit per yearly maturity, and an underlying credit quality rating of “AA” or better by either Standard & Poor’s Ratings Services or Moody’s Investors Service;

(R)     Make any increases to deposit pricing for deposit products other than certificates of deposit other than at a rate consistent with, but not greater than, the average increase in the then-current average rate paid by the following banks in Philadelphia, Pennsylvania metropolitan statistical area as provided by BMT on at least a weekly basis: BMT, Beneficial Bank, Firstrust Bank and Univest; or make any increases to deposit pricing for certificates of deposit in excess of 20 basis points above RBPI’s rates for such products in effect on the date of this Agreement;

(S)     Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in RBPI Disclosure Schedule 6.1.2(S), (i) make, renew, renegotiate, increase, extend or modify any (S) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (T) loan that is not made in conformity with RBPI’s ordinary course lending policies and guidelines in effect as of the date hereof, (U) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of RBPI or any RBPI Subsidiary (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (V) loan in excess of $500,000 to any Person or secured by any property located outside of the Commonwealth of Pennsylvania, or States of Delaware, Maryland or New Jersey, (W) new commercial or residential site development construction loans in excess of $2,000,000, or advances on existing construction loans other than pursuant to the terms thereof, (X) overdraft in excess of $250,000, (Y) loan in excess of $1,000,000 for a residential loan or (Z) make any loan to any borrower with a loan classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, (ii) sell any loan or loan pools, or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where RBPI or any RBPI Subsidiary retains any servicing rights;

(T)     Except for loans or extensions of credit made in compliance with this Agreement and except as required by any Material Contract or lease, make any material investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by RBPI or any RBPI Subsidiary;

(U)     Except as required by applicable Law, (i) make, in any manner materially different from RBPI’s prior custom and practice, or change any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(V)     Commit any act or omission which constitutes a material breach or default by RBPI or any RBPI Subsidiary under any agreement with any Governmental Entity or under any Material Contract that would reasonably be expected to result in one of the conditions set forth in Article IX not being satisfied on the Closing Date;

(W)     Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO without first conducting a Phase I, or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

(X)     Knowingly take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) make any of the representations and warranties of RBPI or RBA set forth in this Agreement untrue as of any date after the date hereof; (ii) prevent, delay or impair RBPI’s ability to consummate the Merger or the transactions contemplated by this Agreement or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(Y)     Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(Z)     Except as required by applicable Law or set forth on RBPI Disclosure Schedule 6.1.2(Z), file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;

(AA)     Merge or consolidate itself or any of RBPI Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any RBPI Subsidiary;

(BB)     Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the Ordinary Course of Business;

(CC)     Agree to take, make any commitment to take, or adopt any resolutions of the RBPI’s Board of Directors or RBA’s Board of Directors in support of, any of the actions prohibited by this Section 6.1.2.

6.2.        Current Information and Cooperation.

6.2.1.     During the period from the date of this Agreement to the Effective Time, RBPI will cause one or more of its representatives to confer with representatives of BMBC and report the general status of its ongoing operations at such times and in such manner as BMBC may reasonably request. RBPI will promptly notify BMBC of any material change in its business, operations, properties or assets and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving RBPI or any RBPI Subsidiary. Without limiting the foregoing, RBPI will make its senior officers available to meet with BMBC on a regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of RBPI and its Subsidiaries, and RBPI shall give due consideration to BMBC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BMBC nor any BMBC Subsidiary shall under any circumstance be permitted to exercise control of RBPI or any RBPI Subsidiary prior to the Effective Time.

6.2.2.     RBPI will cause one or more representatives of RBA to meet with representatives of BMT on a regular basis to discuss and plan for the conversion of RBA’s data processing and related electronic informational systems to those used by BMT, which planning shall include, but not be limited to, discussion of the possible termination by RBA of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by RBA in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that RBA shall not be obligated to take any such action prior to the Effective Time and, unless RBA otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3.     RBPI shall provide BMT, within twenty (20) days after the end of each calendar month, a written list of nonperforming assets and RBPI Delinquencies. The term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) OREO, (d) all loans thirty (30) days or more past due as of the end of such month and (e) and impaired loans. On a monthly basis, RBPI shall provide to BMT, within twenty (20) days after the end of each calendar month, a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by BMT. On a monthly basis, RBPI shall provide to BMT, within twenty (20) days after the end of each calendar month, the following reports: (a) watch list report; (b) classified asset report; (c) individual asset quality write ups that are classified as “special assets”; (d) pipeline report; and (e) monthly net charge-off reports, beginning as of September 30, 2016, on a month-to-date and year-to-date basis. On a quarterly basis, RBPI shall provide to BMT, within thirty (30) days after the end of each quarter, a loan loss reserve analysis.

6.2.4.     RBPI shall promptly inform BMBC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Entity relating to the alleged liability of RBPI or any RBPI Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.     Access to Properties and Records.

Subject to Section 12.1 hereof, RBPI shall permit BMBC reasonable access during normal business hours upon reasonable notice to its properties and those of the RBPI Subsidiaries, and shall disclose and make available to BMBC during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter RBPI reasonably determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, litigation files, plans affecting employees, and any other business activities or prospects in which BMBC may have a reasonable interest; provided, however, that RBPI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by Law. RBPI shall provide and shall request its auditors to provide BMBC with such historical financial information regarding it (and related audit reports and consents) as BMBC may reasonably request for securities disclosure. BMBC shall use commercially reasonable efforts to minimize any interference with RBPI’s regular business operations during any such access to RBPI’s property, books and records. RBPI shall permit BMBC, at BMBC’s expense, to cause a Phase I and any Phase II recommended therein to be performed at each RBPI Real Property; provided, however: (i) that BMBC shall have the right to conduct a Phase II only to the extent that RBPI has a right of access to the RBPI Real Property sufficient to grant BMBC the right to perform such Phase II activities; provided that RBPI shall use commercially reasonable efforts to obtain such right of access; and (ii) prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of either a “Historical Recognized Environmental Condition” or a “Recognized Environmental Condition” (as such terms are defined by the ASTM Standard E1527-13) that was discovered in the Phase I. Any such Phase I shall be commenced within thirty (30) days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within thirty (30) days of the Phase I report recommending such Phase II. BMBC shall use commercially reasonable efforts to cause any such Phase I conducted to be completed within thirty (30) days of the date of commencement thereof, but in no event more than sixty (60) days after the date of commencement thereof. In the event BMBC elects to commence any Phase II, to the extent permitted pursuant to the provisions of this Section 6.3 to be conducted prior to Closing, BMBC shall use commercially reasonable efforts to have any such Phase II completed within forty-five (45) days of the commencement thereof, but in no event more than sixty (60) days after the date of commencement thereof. BMBC and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with RBPI’s operation of its business, and BMBC shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. BMBC shall be required to restore each RBPI Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any post-assessment restoration or an assessed property substantially to its pre-assessment condition, shall be borne solely by BMBC.

6.4.       Financial and Other Statements.

6.4.1.     Promptly after review and approval by the RBPI Audit Committee, RBPI will furnish to BMBC copies of each annual, interim or special audit of the books of RBPI and the RBPI Subsidiaries made by its independent auditors and copies of all internal control reports submitted to RBPI by such auditors in connection with each annual, interim or special audit of the books of RBPI and the RBPI Subsidiaries made by such auditors.

6.4.2.     As soon as reasonably available, RBPI will furnish to BMBC copies of all documents, statements and reports that it or any RBPI Subsidiary shall send to its shareholders or any Bank Regulator to the extent legally permitted to do so; provided that if RBPI is not legally permitted to furnish BMBC with a document without having received the approval of a Bank Regulator, RBPI shall promptly request such approval from the applicable Bank Regulator.

6.4.3.     To the extent legally permitted to do so, RBPI will advise BMBC promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of RBPI or any of the RBPI Subsidiaries; provided further that if RBPI is not legally permitted to furnish BMBC with such written communication without having received the approval of a Bank Regulator, RBPI shall promptly request such approval from the applicable Bank Regulator.

6.4.4.     RBPI shall notify BMBC (a) if aggregate RBA borrowings (excluding deposits and any subordinated indebtedness outstanding on the date of this Agreement) exceed $115 in outstanding borrowings at the close of business on any Business Day prior to the Effective Time, and (b) of any decrease in RBA’s maximum borrowing capacity at the FHLB.

6.5.     Maintenance of Insurance.

RBPI shall maintain, and cause each RBPI Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.     Regulatory Actions.

To the extent that either RBPI or RBA is currently subject to any outstanding supervisory action (including but not limited to a consent order, formal agreement, or memorandum of understanding) involving a Bank Regulator, RBPI and RBA shall make commercially reasonable efforts and take appropriate steps to seek and obtain the termination of such supervisory action.

6.7.     Consents and Approvals of Third Parties.

RBPI shall obtain as soon as practicable, but in any event prior to the Closing Date, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement by RBPI. For the avoidance of doubt, RBPI’s obligations with respect to obtaining Regulatory Approvals shall be governed by Section 8.3.

6.8.     Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, RBPI agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with BMBC in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, any actions necessary, proper or advisable under applicable Law and any actions, assistance or cooperation in preparation for the conversion and integration of RBA’s operations into BMT’s operations.

6.9.     Failure to Fulfill Conditions.

In the event that RBPI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BMBC.

6.10.     No Solicitation.

6.10.1.     RBPI shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, “Representatives”) not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BMBC) any information or data with respect to RBPI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which RBPI or any of its Subsidiaries is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by RBPI, any RBPI Subsidiary or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of RBPI or otherwise, shall be deemed to be a breach of this Agreement by RBPI. RBPI and its Subsidiaries shall, and shall cause each of Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from BMBC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving RBPI or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of RBPI or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of RBPI and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of RBPI or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of RBPI or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.     Notwithstanding Section 6.10.1, at any time prior to obtaining the Requisite RBPI Shareholder Approval, RBPI may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) RBPI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of RBPI determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; (c) RBPI has provided BMBC with at least three (3) Business Days prior notice of such determination to take any of the actions described in clause (b) of the first paragraph of Section 6.10.1; (d) prior to furnishing or affording access to any information or data with respect to RBPI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, RBPI receives from such Person a confidentiality agreement with terms no less favorable to RBPI than those contained in the Confidentiality Agreement; and (e) the Board of Directors of RBPI determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable Law. RBPI shall promptly provide to BMBC any non-public information regarding RBPI or its Subsidiaries provided to any other Person that was not previously provided to BMBC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of RBPI reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of RBPI Common Stock or all, or substantially all, of the assets of RBPI and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of RBPI Common Stock that is more favorable than the Merger Consideration to be paid to RBPI’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction beyond the identity of such Person making such proposal or other factors and risks in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing; and (ii) is, in light of the other terms of such proposal, more favorable to RBPI than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.     RBPI shall promptly (and in any event within twenty-four (24) hours) notify BMBC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, RBPI or any RBPI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). RBPI agrees that it shall keep BMBC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.     Neither the Board of Directors of RBPI nor any committee thereof shall (a) withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse in any respect to BMBC in connection with the transactions contemplated by this Agreement (including the Merger), the RBPI Recommendation (as defined in Section 8.1), or take any action or make any statement, filing or release, in connection with the RBPI Shareholders Meeting or otherwise, inconsistent with the RBPI Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the RBPI Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (c) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (a), (b) and (c), an “RBPI Subsequent Determination”); or (d) enter into (or cause RBPI or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring RBPI to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.     Notwithstanding Section 6.10.4, prior to the date of RBPI Shareholders Meeting, the Board of Directors of RBPI may make an RBPI Subsequent Determination after the third (3rd) Business Day following BMBC’s receipt of a notice (the “Notice of Superior Proposal”) from RBPI advising BMBC that the Board of Directors of RBPI has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that RBPI shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that RBPI proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the Board of Directors of RBPI has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by BMBC since its receipt of such Notice of Superior Proposal (provided, however, that BMBC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Board of Directors of RBPI has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the RBPI Recommendation or the making of a RBPI Subsequent Determination by the Board of Directors of RBPI shall not change the approval of the Board of Directors of RBPI for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the RBPI Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6.     Nothing contained in Section 6.10 shall prohibit RBPI or the Board of Directors of RBPI from complying with RBPI’s obligations under Rules 14d-9 (as if such rule were applicable to RBPI) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the RBPI Recommendation unless the Board of Directors of RBPI reaffirms the RBPI Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a RBPI Subsequent Determination.

6.11.     Reserves and Merger-Related Costs.

RBPI agrees to consult with BMBC with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). BMBC and RBPI shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as BMBC shall reasonably request and which are not inconsistent with GAAP; provided that no such actions need be effected until BMBC shall have irrevocably certified to RBPI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.12.     RBPI/RBA Board of Directors and Committee Meetings.

RBPI shall distribute by overnight mail with an electronic copy by email, a copy of any RBPI or RBA board or board committee package, including the agenda and any draft minutes, to BMBC at the same time in which it distributes a copy of such package to the board of directors of RBPI, RBA, or any committee thereof, as the case may be, and RBPI and RBA shall permit representatives of BMBC to attend any meeting of the Board of Directors of RBPI and/or RBA or any committees thereof as an observer; provided that neither RBPI nor RBA shall be required to copy BMBC on any documents with respect to, or permit the BMBC representative to remain present during, any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of RBPI or RBA or during any other matter that the respective Board of Directors has been advised of by counsel that such distribution to, or participation by BMBC would violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of RBPI’s or RBA’s attorney-client privilege.

6.13.     RBPI/RBA Director and Employee Agreements.

6.13.1.     Concurrently with the execution of this Agreement, each individual who is a director of RBPI or RBA on the date of this Agreement shall have executed a non-solicitation agreement with a two (2) year term and otherwise in a form acceptable to BMBC and BMT.

6.13.2.     RBPI shall cause the employees listed on RBPI Disclosure Schedule 6.13.2 to execute and deliver, in the manner prescribed by RBPI Disclosure Schedule 6.13.2, legally binding non-solicitation agreements, in the form set forth as Exhibit D hereto (“Employee Non-Solicitation Agreements”), and, until the Effective Time, shall use commercially reasonable efforts to enforce or cause to be enforced each such Non-Solicitation Agreement; notwithstanding the foregoing, should RBPI learn that a party to an Employee Non-Solicitation Agreement is in violation of any of the terms or conditions thereof, RBPI shall notify BMBC in writing immediately, and shall take such steps as BMBC reasonably requests in order to enforce such agreement.

6.13.3.     RBPI shall use commercially reasonable efforts to cause each and every employment, consulting, change in control or severance agreement or contract providing severance payments to any employee or consultant whose employment or services are terminated on or after the date hereof to be subject to a legally binding amendment or provision that (i) requires the execution of a release in a form satisfactory to RBPI or its successor as a precondition to the payment of severance (or similar) benefits thereunder and (ii) imposes non-solicitation and non-competition restrictions on the applicable counterparty(ies) satisfactory to BMBC and RBPI.

6.14.     Anti-takeover Provisions.

To the extent legally permitted, RBPI and its Subsidiaries shall take all steps required by any applicable Law or under any relevant agreement or other document to exempt or continue to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in RBPI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover Laws.

6.15.     2016 Tax Returns.

RBPI shall file or cause to be filed all Tax Returns required to be filed by or with respect to RBPI and every RBPI Subsidiary, either separately or as a member of a group of corporations, with respect to the taxable year ended December 31, 2016. RBPI shall provide a draft copy of the federal return to BMBC for its review and approval not later than June 15, 2017. BMBC agrees to provide its approval and any comments on said draft no later than July 31, 2017 so as to enable timely filing of the extended RBPI and Subsidiary federal return on or before September 15, 2017. RBPI shall not, and shall not allow any RBPI Subsidiary, to file such Tax Returns without the prior written approval of BMBC. Notwithstanding the foregoing, RBPI and each RBPI Subsidiary agree that they shall not file such Tax Returns in any manner materially different from their past customs or practices to the extent permitted by applicable Law.

6.16.     RBPI Warrants.

RBPI shall diligently attempt to repurchase and retire the RBPI Warrants prior to the Closing Date for an amount mutually acceptable to RBPI and BMBC after consultation with each other.

6.17.     Divestment of Non-Volcker Compliant Securities.

RBPI shall divest from its investment portfolio prior to July 1, 2017, any securities that, were they to remain in RBA’s investment portfolio through July 1 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. § 1851)).

ARTICLE VII

COVENANTS OF BMBC

7.1.     Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the prior written consent of RBPI (which consent will not be unreasonably withheld conditioned or delayed), BMBC will, and it will cause each BMBC Subsidiary to use commercially reasonable efforts consistent with past practices to preserve intact its business organization and assets; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain any Regulatory Approval, or increase the period of time necessary to obtain any such approval; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.     Current Information.

During the period from the date of this Agreement to the Effective Time, BMBC will cause one or more of its representatives to confer with representatives of RBPI and report the general status of its ongoing operations at such times and in such manner as RBPI may reasonably request. BMBC will promptly notify RBPI, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving BMBC and any BMBC Subsidiary.

7.3.     Financial and Other Statements.

From and after the date hereof until the Effective Time, BMBC will make available to RBPI the Securities Documents filed by it with the SEC under the Securities Laws and will furnish to RBPI copies of all documents, statements and reports that it or BMT intends to file with any Bank Regulator with respect to the Merger.

7.4.     Consents and Approvals of Third Parties.

BMBC shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, BMBC’s obligations with respect to obtaining Regulatory Approvals shall be governed by Section 8.3.

7.5.     Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, BMBC agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with RBPI in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, any actions necessary, proper or advisable under applicable Law and any actions, assistance or cooperation in preparation for the conversion and integration of RBA’s operations into BMT’s operations.

7.6.     Failure to Fulfill Conditions.

In the event that BMBC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify RBPI.

7.7.      Employee Benefits.

7.7.1.     Prior to the Effective Time, BMBC shall take all reasonable action so that employees of RBPI and its Subsidiaries who become employees of BMBC or a BMBC Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the BMBC Compensation and Benefit Plans to the same extent as similarly-situated employees of BMBC and its Subsidiaries (it being understood that inclusion of the employees of RBPI and its Subsidiaries in the BMBC Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any BMBC Stock Benefit Plan shall be at the discretion of BMBC). Notwithstanding the foregoing, BMBC may determine to continue any of the employee benefit plans, programs or arrangements of RBPI or any its Subsidiaries for Continuing Employees in lieu of offering participation in the BMBC Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding BMBC Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of BMBC and its Subsidiaries generally. Should BMBC notify RBPI in advance of the Effective Time that it wishes RBPI or any RBPI Subsidiary to terminate any RBPI Compensation and Benefit Plan prior to the Effective Time, RBPI shall take all steps necessary to comply with such request prior to the Effective Time; provided that RBPI shall have no obligation to terminate any such plan unless and until BMBC shall have irrevocably certified to RBPI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. BMBC shall cause each BMBC Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the BMBC Compensation and Benefit Plans the service of such Continuing Employees with RBPI and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of BMBC vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of BMBC and its Subsidiaries as set forth in BMBC Disclosure Schedule 7.7.1. This Agreement shall not be construed to limit the ability of BMBC or BMT to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.7.2.     BMT agrees to honor, or cause one of the BMT Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on RBPI Disclosure Schedule 4.8.1, each as amended pursuant to Section 6.13.3, as applicable, subject to any limitations imposed under applicable Law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent BMT or any of the BMT Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable Law.

7.7.3.     Subject to the execution of a standard release in form acceptable to BMBC, any employee of RBPI or any RBPI Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is terminated on or after the date hereof and at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance pay at the time of termination of employment in an amount equal to two (2) weeks of such employee’s regular pay for each year that such employee was employed by RBPI, any RBPI Subsidiary or any successor thereto, up to a maximum of twenty six (26) weeks.

7.7.4.     In the event of any termination of any medical, dental, health or disability plan (collectively, “Health Plans”) of RBPI and its Subsidiaries or the consolidation of any such Health Plans with a corresponding Health Plan of BMBC and its Subsidiaries, BMBC shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding Health Plans of BMBC and its Subsidiaries on the same basis as it provides coverage to employees of BMBC and its Subsidiaries, provided that BMBC shall cause each such plan to (a) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable Health Plans of RBPI and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the Health Plans of RBPI and its Subsidiaries during the portion of the plan year prior to participation in the corresponding Health Plan of BMBC and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Health Plan of RBPI or its Subsidiaries prior to the Effective Time. Unless a Continuing Employee affirmatively terminates coverage under a Health Plan of RBPI and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding Health Plan of BMBC and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any Health Plan of RBPI and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the Health Plans, programs and benefits common to all employees of BMBC and its Subsidiaries and their dependents. In the event of a termination or consolidation of any Health Plan of RBPI and its Subsidiaries, terminated employees of RBPI and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group Health Plans of BMBC and its Subsidiaries in accordance with COBRA.

7.8.       Directors and Officers Indemnification and Insurance.

7.8.1.     For a period of six (6) years after the Effective Time, BMBC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of RBPI or a RBPI Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BMBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of RBPI or a RBPI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by RBPI under the PBCL and under RBPI’s articles of incorporation and bylaws or equivalent governing documents of any RBPI Subsidiary, as applicable, in each case as in effect on the date hereof. BMBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by RBPI under the PBCL and under RBPI’s articles of incorporation upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.1 upon learning of any Claim, shall notify BMBC (but the failure so to notify BMBC shall not relieve it from any liability which it may have under this Section 7.8.1, except to the extent such failure prejudices BMBC) and shall deliver to BMBC the undertaking referred to in the previous sentence.

7.8.2.     In the event that either BMBC or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BMBC shall assume the obligations set forth in this Section 7.8.

7.8.3.     BMBC shall maintain, or shall cause BMT to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of RBPI (provided, that BMBC may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall BMBC be required to expend per year pursuant to this Section 7.8.3 more than one hundred fifty percent (150%) of the annual cost currently expended by RBPI with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BMBC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, RBPI agrees in order for BMBC to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.8.4.     The obligations of BMBC provided under this Section 7.8 are intended to be enforceable against BMBC directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of BMBC.

7.9.     Stock Listing.

Prior to the Effective Time, BMBC will take all steps necessary to list on NASDAQ (or such other national securities exchange on which the shares of the BMBC Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of BMBC Common Stock to be issued in the Merger. At all times from the date of this Agreement until the Merger Consideration has been paid in full, BMBC will reserve a sufficient number of shares of BMBC Common Stock to fulfill its obligations under this Agreement.

7.10.     BMT Advisory Board.

Upon the Effective Time, BMT shall form an advisory board (the “Advisory Board”), comprised of certain members of RBPI’s and/or RBA’s Boards of Directors immediately prior to the Effective Time who do not become directors of BMBC and BMT pursuant to Section 7.11 hereof and who agree in writing, at or prior to the Effective Time, to serve on such Advisory Board immediately following the Effective Time.

7.11.     BMBC/BMT Board of Directors.

Following the date of this Agreement, BMBC and BMT shall take all action necessary to (a) cause each of their boards of directors to be increased by one member, effective immediately following the Effective Time, and (b) elect one current director of RBPI selected by BMBC, in its sole discretion, as a director to each of BMBC and BMT in the class of directors whose terms expire at the 2018 annual meeting of shareholders of BMBC. At the end of the initial term of such director, he or she will be re-nominated for an additional term, subject to the fiduciary duties of the board of directors of BMBC and any applicable eligibility requirements set forth in BMBC’s articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable Law, such that the director will have the opportunity to serve at least four years on the boards of directors of BMBC and BMT. In the event such director of RBPI resigns or is unable to serve as a director of BMBC and BMT for any reason, BMBC will consider the election of another former director of RBPI (who meets the criteria set forth in the preceding sentence) selected by BMBC, in its sole discretion, to fill the unexpired term of the director of RBPI originally elected by BMBC and BMT to their respective boards of directors.

7.12.     Rule 16b-3.

BMBC shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of RBPI (including derivative securities) or acquisitions of equity securities of BMBC in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.      RBPI Shareholder Meeting.

8.1.1.     Following the execution of this Agreement, RBPI shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within 45 days following the date when the Merger Registration Statement becomes effective, subject to extension with the consent of BMBC (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by RBPI’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement of such meeting, the “RBPI Shareholders Meeting”), and shall, subject to Section 6.10, use commercially reasonable efforts to solicit and obtain the Requisite RBPI Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of BMBC, no other matters shall be submitted for the approval of RBPI shareholders at the RBPI Shareholders Meeting.

8.1.2.     Except to the extent provided otherwise in Section 6.10, the Board of Directors of RBPI shall at all times prior to and during the RBPI Shareholders Meeting recommend approval of this Agreement by the shareholders of RBPI and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by RBPI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “RBPI Recommendation”) and the Proxy Statement-Prospectus shall include the RBPI Recommendation. In the event that there is present at such meeting, in Person or by proxy, sufficient favorable voting power to secure the Requisite RBPI Shareholder Approval, RBPI will not adjourn or postpone the RBPI Shareholders Meeting unless the Board of Directors of RBPI reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. RBPI shall keep BMBC updated with respect to the proxy solicitation results in connection with the RBPI Shareholders Meeting as reasonably requested by BMBC.

8.1.3.     Except to the extent provided otherwise in Section 6.10, RBPI shall adjourn or postpone the RBPI Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of RBPI Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting RBPI has not received proxies representing a sufficient number of shares necessary to obtain the Requisite RBPI Shareholder Approval. RBPI shall only be required to adjourn or postpone the RBPI Shareholders Meeting two times pursuant to the first sentence of this Section 8.1.3.

8.2.      Proxy Statement-Prospectus.

8.2.1.     For the purposes (x) of registering BMBC Common Stock to be offered to holders of RBPI Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the RBPI Shareholders Meeting, BMBC shall draft and prepare, and RBPI shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the RBPI shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BMBC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable after the date of this Agreement. Each of BMBC and RBPI shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and RBPI shall thereafter promptly mail the Proxy Statement-Prospectus to the RBPI shareholders.

8.2.2.     RBPI shall provide BMBC with any information concerning itself that BMBC may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and BMBC shall notify RBPI promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to RBPI promptly copies of all correspondence between BMBC or any of their representatives and the SEC. BMBC shall give RBPI and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give RBPI and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of BMBC and RBPI agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of RBPI Common Stock entitled to vote at the RBPI Shareholders Meeting at the earliest practicable time. BMBC will advise RBPI promptly after BMBC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or the suspension of the qualifications of shares of BMBC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation of any proceeding for any such purpose.

8.2.3.     RBPI and BMBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, RBPI shall cooperate with BMBC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BMBC shall file an amended Merger Registration Statement with the SEC, and RBPI shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3.     Regulatory Approvals.

Each of RBPI and BMBC will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings as soon as practicable after the date of this Agreement and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. RBPI and BMBC will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of RBPI or BMBC to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1.     Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by RBPI and BMBC at or prior to the Closing Date of the following conditions:

9.1.1.     Shareholder Approval. This Agreement and the transactions contemplated hereby shall have received the Requisite RBPI Shareholder Approval.

9.1.2.     Orders and Prohibitions. None of RBPI, BMBC or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, applied or enforced by any Governmental Entity or Bank Regulator, that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

9.1.3.     Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; and no Regulatory Approval shall include any condition or requirement that would, in the good faith reasonable judgment of the Board of Directors of BMBC, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of RBPI and BMBC or materially impair the value of RBPI or RBA to BMBC.

9.1.4.     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated by the SEC or any other Governmental Entity and not withdrawn.

9.1.5.     NASDAQ Listing. The shares of BMBC Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

9.1.6.     Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, BMBC shall have received an opinion of Reed Smith LLP, and RBPI shall have received an opinion of Stevens & Lee, P.C., each reasonably acceptable in form and substance to BMBC and RBPI, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, Reed Smith LLP and Stevens & Lee, P.C. may require and rely upon customary representations contained in certificates of officers of BMBC and RBPI and their respective subsidiaries, in form and substance reasonably acceptable to such counsel.

9.2.     Conditions to the Obligations of BMBC under this Agreement.

The obligations of BMBC under this Agreement shall be further subject to the satisfaction (or written waiver by BMBC) of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.     Representations and Warranties. Each of the representations and warranties of RBPI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the RBPI MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and RBPI shall not be deemed to have breached any RBPI MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). RBPI shall have delivered to BMBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of RBPI as of the Effective Time.

9.2.2.     Agreements and Covenants. RBPI shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and BMBC shall have received a certificate signed on behalf of RBPI by the Chief Executive Officer and Chief Financial Officer of RBPI to such effect dated as of the Effective Time.

9.2.3.     Permits, Authorizations, Etc. RBPI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger including, but not limited to, those listed on BMBC Disclosure Schedule 9.2.3.

9.2.4.     RBPI Delinquencies.

(A)     The average of the RBPI Delinquencies at the month end of each of the two months immediately preceding the Closing Date shall not exceed $19 million;

(B)     RBPI’s OREO shall not exceed $6.5 million at the month end of the month immediately preceding the Closing Date; and

(C)     Total RBPI Loans that are on non-accrual or non-performing status shall not exceed $8.5 million at the month end of the month immediately preceding the Closing Date.

9.2.5.     Dissenters’ Rights. Holders of no more than eight and one half percent (8.5%) of the issued and outstanding shares of RBPI Class B Stock shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.13 hereof prior to the Closing Date.

9.2.6.     Divestment of Non-Volcker Compliant Securities. Prior to July 1, 2017, RBA shall have divested from its investment portfolio any securities that, were they to remain in RBA’s investment portfolio through July 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. § 1851)).

9.2.7.     Litigation Matters. Accrual of reserves in amount satisfactory to BMBC for, or settlement of, the litigation matters set forth on BMBC Disclosure Schedule 9.2.7.

9.2.8.     Subsidiaries. RBPI shall have completed the actions related to Subsidiaries and investments described on BMBC Disclosure Schedule 9.2.8.

9.2.9.     Delivery of Evidence of Amendments Requiring Release. RBPI shall have delivered to BMBC evidence that each and every employment, consulting, change in control or severance agreement or contract providing severance payments to any employee or consultant whose employment or services are terminated on or after the date hereof is subject to a legally binding amendment or provision that (i) requires the execution of a release in a form satisfactory to RBPI or its successor as a precondition to the payment of severance (or similar) benefits thereunder and (ii) imposes non-solicitation and non-competition restrictions on the applicable counterparty(ies) satisfactory to BMBC and RBPI.

9.2.10.     Delivery of Audit Opinion. RBPI’s outside auditors shall have issued an unqualified audit opinion with respect to RBPI’s 2016 audited financial statements.

9.2.11.     Delivery of Legal Opinion. Stevens & Lee, P.C. shall have delivered to BMBC a legal opinion, dated as of the Closing Date, in substantially the form and substance of the legal opinion delivered to BMBC by Stevens & Lee, P.C. as of the date of this Agreement.

9.2.12.     Regulatory Actions. To the extent that either RBPI or RBA is currently subject to any outstanding supervisory action (including but not limited to a consent order, formal agreement, or memorandum of understanding) involving a Bank Regulator, the appropriate Bank Regulator has terminated or lifted such outstanding supervisory action, or provided assurance acceptable to BMBC, such that it will not be binding upon BMBC or BMT following the Merger, and no obligations arising under such outstanding supervisory action will be transferred to BMBC or BMT.

RBPI will furnish BMBC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as BMBC may reasonably request.

9.3.     Conditions to the Obligations of RBPI under this Agreement.

The obligations of RBPI under this Agreement shall be further subject to the satisfaction (or written waiver by RBPI) of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.     Representations and Warranties. Each of the representations and warranties of BMBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the BMBC MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and BMBC shall not be deemed to have breached any BMBC MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). BMBC shall have delivered to RBPI a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BMBC as of the Effective Time.

9.3.2.     Agreements and Covenants. BMBC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and RBPI shall have received a certificate signed on behalf of BMBC by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.     Permits, Authorizations, Etc. BMBC shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4.     Payment of Merger Consideration. BMBC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide RBPI with a certificate evidencing such delivery.

9.3.5.     Delivery of Audit Opinion. BMBC’s outside auditors shall have issued an unqualified audit opinion with respect to BMBC’s 2016 audited financial statements.

BMBC will furnish RBPI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as RBPI may reasonably request.

9.4.     Frustration of Closing Conditions.

Neither BMBC nor RBPI may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE X

THE CLOSING

10.1.     Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing shall take place at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, PA at 10:00 a.m. on the Closing Date, or at such other place or time upon which BMBC and RBPI mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Reed Smith LLP, Three Logan Square 1717 Arch Street, Suite 3100, Philadelphia, PA at 10:00 a.m. on the Business Day prior to the Closing Date.

10.2.     Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BMBC and RBPI the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, BMBC shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.     Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

11.1.1.     At any time prior to the Effective Time, by the mutual consent, in writing, of BMBC and RBPI;

11.1.2.     By BMBC or RBPI in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Entity or an Application therefor shall have been withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement;

11.1.3.     By either BMBC or RBPI (provided, in the case of RBPI, that it shall not be in breach of any of its obligations under Section 8.1), if the Requisite RBPI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders and at any adjournment or postponement thereof required by this Agreement;

11.1.4.     By either BMBC or RBPI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 9.2.1 or Section 9.3.1, as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

11.1.5.     By either BMBC or RBPI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 9.2.2 or Section 9.3.2, as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

11.1.6.     By either BMBC or RBPI if the Merger shall not have been consummated on or before the Termination Date, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any required Regulatory Approvals, the Termination Date shall be automatically extended for one additional three-month period;

11.1.7.     In addition to and not in limitation of BMBC’s termination rights under Section 11.1.5, by BMBC prior to the Requisite RBPI Shareholder Approval being obtained if (i) there shall have been a material breach of Section 6.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Board of Directors of RBPI makes a RBPI Subsequent Determination;

11.1.8.     By RBPI, at any time prior to the Requisite RBPI Shareholder Approval being obtained, in the event that RBPI shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that RBPI has complied with all of its obligations under Section 6.10 of this Agreement.

11.1.9.     By BMBC, if any Phase IIs, considered together or separately, confirm the existence at or from the assessed property or properties of a Release or Releases which (a) either violate an applicable Environmental Law or are present in concentrations exceeding applicable standards under applicable Environmental Laws and (b) are estimated by the environmental consultant preparing the Phase II to cost more than the Environmental Threshold to remediate in accordance with, and to ensure compliance with, applicable Environmental Law; provided, that to the extent any such Release or Releases exist at or from any RBPI OREO, then BMBC shall, to the extent requested by RBPI, engage in good faith negotiations regarding the mitigating factors related to such Release and costs for a period of at least fifteen (15) days prior to exercising BMBC’s rights under this Section 11.1.9.

11.1.10.     By RBPI, if the RPBI board of directors so determines by a majority vote of its members, at any time during the five (5) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(A)     the BMBC Determination Date Market Value shall be less than the Initial BMBC Market Value multiplied by .80; and

(B)     (A) the BMBC Ratio shall be less than (B) the Index Ratio, minus 0.20; subject, however, to the following: if RBPI elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to BMBC and BMBC shall, for a period of five (5) Business Days after its receipt of such notice, have the option of increasing the Exchange Ratio (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the BMBC Determination Date Market Value equals the lesser of (x) $3.35 or (y) the product of the Index Ratio and the Initial BMBC Market Value multiplied by the Exchange Ratio. If within such five (5) Business Day period, BMBC delivers written notice to RBPI that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“BMBC Determination Date Market Value” shall be the average of the daily closing sales prices of a share of BMBC Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“BMBC Ratio” means the quotient obtained by dividing BMBC Determination Date Market Value by the Initial BMBC Market Value.

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period (ii) the date of the RBPI Shareholders Meeting.

“Final Index Price” means the average of the daily closing sales prices of the ABA NASDAQ Community Bank Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index” means the ABA NASDAQ Community Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the ABA NASDAQ Community Bank Index as of the Starting Date.

“Initial BMBC Market Value” means the closing price of BMBC Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 11.1.10.

“Starting Date” means the last trading day before the date of this Agreement.

If BMBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for BMBC Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2.     Termination Fee; Liquidated Damages

11.2.1.     In recognition of the efforts, expenses and other opportunities foregone by BMBC while structuring and pursuing the Merger, RBPI shall pay to BMBC a termination fee equal to $5,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BMBC in the event of any of the following: (a) in the event BMBC terminates this Agreement pursuant to Section 11.1.7 or RBPI terminates pursuant to Section 11.1.8, RBPI shall pay BMBC the Termination Fee within two (2) Business Days after receipt of BMBC’s notification of such termination; or (b) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Board of Directors of RBPI or has been made directly to RBPI shareholders generally (and not withdrawn) and (i) thereafter this Agreement is terminated by either BMBC or RBPI pursuant to Section 11.1.3 or Section 11.1.6 (without the Requisite RBPI Shareholder Approval having been obtained) or if this Agreement is terminated by BMBC pursuant to Section 11.1.4 or Section 11.1.5, and (ii) prior to the date that is twelve (12) months after the date of such termination, RBPI enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the Acquisition Proposal referred to above), then RBPI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BMBC the Termination Fee.

11.2.2.     The parties hereto agree and acknowledge that if BMBC terminates this Agreement pursuant to Section 11.1.4 or Section 11.1.5 by reason of RBPI’s breach of the provisions of this Agreement contemplated by Section 11.1.4 or Section 11.1.5 that is not timely cured as provided in such sections, the actual damages sustained by BMBC, including the expenses incurred by BMBC preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of BMBC being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that RBPI shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,800,000 (the “Liquidated Damages Amount”), as liquidated damages to BMBC, which payment is not intended as a penalty, within two (2) Business Days after BMBC’s notification of such termination. Any payment made under this Section 11.2.2 shall reduce on a dollar-for-dollar basis any payment that may be due under Section 11.2.1.

11.2.3.     The parties hereto agree and acknowledge that if RBPI terminates this Agreement pursuant to Section 11.1.4 or Section 11.1.5 by reason of BMBC’s breach of the provisions of this Agreement contemplated by Section 11.1.4 or Section 11.1.5 that is not timely cured as provided in such sections, the actual damages sustained by RBPI, including the expenses incurred by RBPI preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of RBPI being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that BMBC shall pay the Liquidated Damages Amount, as liquidated damages to RBPI, which payment is not intended as a penalty, within two (2) Business Days after RBPI’s notification of such termination.

11.2.4.     RBPI and BMBC each agree that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 11.2, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

11.2.5.     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if RBPI pays or causes to be paid to BMBC the Termination Fee in accordance with Section 11.2.1, or, if applicable, the Liquidated Damages Amount in accordance with Section 11.2.2, or if BMBC pays or causes to be paid to RBPI the Liquidated Damages Amount in accordance with Section 11.2.3, neither paying party nor its subsidiary bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such paying party or its subsidiary bank) will have any further obligations or liabilities to the other party or its subsidiary bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be the receiving party’s sole and exclusive remedy against the other party, its subsidiary bank, and their respective Affiliates, representatives or successors in interest; provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s intentional misrepresentation or willful breach of any provision of this Agreement. For the avoidance of doubt, the parties agree that the fee payable under Section 11.2.1 shall not be required to be paid more than once.

11.3.     Effect of Termination.

If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 11.2.5. The provisions of this Section 11.3, and Section 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11 shall survive any termination hereof pursuant to Section 11.1.

11.4.     Amendment, Extension and Waiver.

Subject to applicable Law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of RBPI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of RBPI, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to RBPI’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.     Confidentiality.

BMBC and RBPI mutually acknowledge that they are bound by the terms of the confidentiality agreement dated September 19, 2016 (the “Confidentiality Agreement”), previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2.     Public Announcements.

RBPI and BMBC shall reasonably cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by applicable Law, neither RBPI nor BMBC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.     Survival.

All representations, warranties and covenants in this Agreement or in any statement, certificate, instrument, or other writing delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.     Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the listed address, or (b) transmitted electronically to the listed e-mail addresses, in each case marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other party); provided, however, that with respect to an electronic transmission via email, on the same day of such electronic transmission, a hard copy shall be sent to the listed address via hand delivery, nationally recognized overnight courier service (costs prepaid), or first class mail via the U.S. Postal Service:

If to RBPI, to:	Kevin Tylus, President and CEO Royal Bancshares of Pennsylvania, Inc. One Bala Plaza, Suite 522 231 St. Asaph’s Road Bala Cynwyd, PA 19004 Email: ktylus@royalbankamerica.com

With required copies (which shall not constitute notice) to:	David W. Swartz Stevens & Lee, P.C. 111 N 6th Street Reading, PA 19601 Email: dws@stevenslee.com

If to BMBC, to:	Francis J. Leto, President and CEO Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr PA 19010 Email: fleto@bmtc.com

With required copies (which shall not constitute notice) to:

Lori Goldman, General Counsel

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA  19010

Email:  lgoldman@bmtc.com

And

Paul J. Jaskot, Esquire

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA  19103

Email:  pjaskot@reedsmith.com

12.5.     Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.8, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.     Complete Agreement.

This Agreement, including the exhibits and Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.     Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.     Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.     Governing Law.

12.9.1.     This Agreement shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.9.2.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.9.2.

12.10.     Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in BMBC’s Securities Documents shall be deemed to have been “made available” or “provided” to RBPI.

12.11.     Disclosure Schedules.

12.11.1.     The RBPI Disclosure Schedule and the BMBC Disclosure Schedule shall be deemed part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the RBPI Disclosure Schedule or the BMBC Disclosure Schedule shall only be deemed a reference to, an exception to or a modification of (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement, and (b) any other section or subsection of the RBPI Disclosure Schedule or the BMBC Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as an exception to or a modification of (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, to such other section or subsection is reasonably apparent on the face of such disclosure. Nothing in the RBPI Disclosure Schedule or the BMBC Disclosure Schedule shall be deemed adequate to disclose an exception to or a modification of a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

12.11.2.     During the period from the date of this Agreement to the Effective Time, each party will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule to Article 4 or Article 5, as applicable, or which is necessary to correct any information in its Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such Party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend RBPI Disclosure Schedule or BMBC Disclosure Schedule, as applicable, as of the date of this Agreement and the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide BMBC with a right to terminate this Agreement in accordance with Section 11.1.4 and BMBC does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Termination Date, then BMBC shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter. No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of BMBC and RBPI to consummate the transactions contemplated hereby.

12.12.     Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, BMBC and RBPI have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto
Title: President and Chief Executive Officer

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:	/s/ F. Kevin Tylus
Name: F. Kevin Tylus
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [•], 2017, is made and entered into between the undersigned shareholder (“Shareholder”) of Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”), and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”).

WHEREAS, concurrently with or following the execution of this Agreement, RBPI and BMBC have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of RBPI with and into BMBC (the “Merger”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, BMBC has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce BMBC and as additional consideration to BMBC to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of (i) Class A common stock, par value $2.00 per share, of RBPI (“RBPI Class A Stock”) and (ii) Class B common stock, par value $0.10 per share, of RBPI (“RBPI Class B Stock”, and together with RBPI Class A Stock, the “RBPI Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of RBPI Common Stock pursuant to Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.     Representations of Shareholder. Shareholder represents and warrants to BMBC that:

(a)     (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, except for any Original Shares encumbered pursuant to pledges to secure indebtedness as set forth below Shareholder’s signature on the signature page hereto (“Pledged Shares”), (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares and (iii) there are no restrictions on Shareholder’s ability to exercise voting rights with respect to Pledged Shares in connection with the Merger.

(b)     Shareholder does not beneficially own any shares of RBPI Common Stock other than (i) the Original Shares and (ii) any options, warrants or other Rights to acquire any additional shares of RBPI Common Stock or any security exercisable for or convertible into shares of RBPI Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)     Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(d)     None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance hereunder. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.     Agreement to Vote Shares. Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of RBPI are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of RBPI):

(a)     in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of RBPI at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)     against (1) any Superior Proposal or any action which is a component of any Superior Proposal, (2) any Acquisition Proposal, (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RBPI under the Merger Agreement or of Shareholder under this Agreement, (4) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of RBPI’s conditions under the Merger Agreement and (5) change in any manner the voting rights of any class of shares of RBPI (including any amendments to the articles of incorporation or bylaws of RBPI).

4.     Irrevocable Proxy. Shareholder hereby appoints BMBC and any designee of BMBC, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.     No Solicitation. Shareholder will not, directly or indirectly (i) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Proposal or (iii) agree or authorize any Person to do any of the foregoing.

6.     No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with BMBC.

7.     Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, which shall be reasonably satisfactory in form and substance to BMBC and may take the form of an executed amendment hereto, to be bound by all of the terms of this Agreement. Notwithstanding the foregoing, Shareholder may Transfer any of the Shares or enter into any agreement with respect to the Transfer of Shares by obtaining the prior written consent of BMBC.

8.     Additional Shares. Shareholder agrees that all shares of RBPI Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any RBPI Common Stock issued upon the exercise or conversion of any RBPI Option, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.     Waiver of Appraisal and Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.     Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; and (iii) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to shareholders of RBPI pursuant to the Merger Agreement as in effect as of the date hereof.

11.     No Agreement as Director or Officer or Trustee. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s individual capacity as a director or officer of RBPI or any of its subsidiaries (if Shareholder holds such office) or as a trustee of a trust, as applicable, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director of RBPI or its subsidiaries or as a trustee of a trust.

12.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in BMBC any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and BMBC shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.     Specific Performance. Shareholder acknowledges that (i) it may be impossible to measure in money the damage to BMBC if Shareholder fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, BMBC will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy relief on the basis that BMBC has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond or other security in connection with BMBC’s seeking or obtaining such equitable relief.

14.     Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.     Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by United States certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to BMBC:

Francis J. Leto, President and CEO

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA 19010

Email: fleto@bmtc.com

With required copies (which shall not constitute notice) to:

Lori Goldman, General Counsel

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA 19010

Email: lgoldman@bmtc.com

And

Paul J. Jaskot, Esquire

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

Email: pjaskot@reedsmith.com

If to Shareholder, to the address or email address set forth for Shareholder on the signature page hereof.

16.     MiscellaneousThis Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)     Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the Commonwealth of Pennsylvania. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)     If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)     Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)     All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)     The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by RBPI and BMBC, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)     Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

BRYN MAWR BANK CORPORATION:

By

Name:

Title:

SHAREHOLDER:

NAME:

By:

Name:

Title:

Beneficially owned by Shareholder as of the date of this Agreement

Number of Original Shares:

Number of Pledged Shares:

Number of RBPI Options:

Shareholder’s Address:

City/State/Zip Code:

Email:

ACKNOWLEDGMENT

State of ______________________________

County of _____________________________

On _______________________ before me,_____________________________________(insert name and title) personally appeared ________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature ______________________________ (Seal)

EXHIBIT B

FORM OF BANK AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF BANK MERGER (“Plan of Bank Merger”) dated [•], 2017, is by and between THE BRYN MAWR TRUST COMPANY, a Pennsylvania chartered bank (“BMT”), and Royal Bank America, a Pennsylvania chartered bank (“RBA”).

BACKGROUND

1.     BMT is a wholly-owned subsidiary of Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”).

2.     RBA is a wholly-owned subsidiary of Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”).

3.     BMBC and RBPI have entered into that certain Agreement and Plan of Merger dated January 30, 2017 (the “Holding Company Merger Agreement”), providing for the merger of RBPI with and into BMBC, with BMBC surviving such merger (the “Holding Company Merger”).

4.     In accordance with Section 2.8 of the Holding Company Merger Agreement, BMBC and RBPI intend to merge RBA with and into BMT, with BMT surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.

5.     Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.

In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, BMT and RBA, intending to be legally bound hereby, agree:

Article I.
MERGER

Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the Commonwealth of Pennsylvania, on the Effective Time (as that term is defined in Article VI hereof):

(a)	RBA shall merge with and into BMT, under the articles of incorporation of BMT;

(b)	the separate existence of RBPI shall cease; and

(c)	BMT shall be the surviving bank.

Such transaction is referred to herein as the “Bank Merger,” and BMT, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”

Article II.
NAME AND BUSINESS OF SURVIVING BANK

The name of the Surviving Bank shall be “The Bryn Mawr Trust Company”. The business of the Surviving Bank shall be that of a chartered bank. This business shall be conducted by the Surviving Bank at its main office which shall be located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, and its legally established branches and other facilities.

Article III.
ARTICLES OF INCORPORATION AND BYLAWS

Section 3.01     Articles of Incorporation.

On and after the Effective Time, the articles of incorporation of BMT, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation of the Surviving Bank, until amended in accordance with applicable Law and such articles of incorporation.

Section 3.02     Bylaws.

On and after the Effective Time, the bylaws of BMT, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable Law, such bylaws and, if applicable, the Surviving Bank’s articles of incorporation.

Article IV.
BOARD OF DIRECTORS AND OFFICERS

Section 4.01     Board of Directors.

(a)     Subject to Section Section 4.01(b) below, immediately following the Effective Time, the directors of BMT duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Bank.

(b)     Subject to compliance with applicable Law, prior to the Effective Time, BMT shall use its commercially reasonable efforts to take all necessary corporate or other action so that upon and after the Effective Time the size of the board of directors of BMT (the “Board of BMT”) is increased by one member, and one member of RBPI’s board of directors, selected by BMBC, in its sole discretion (the “RBPI Director”), is elected or appointed to the Board of BMT immediately following the Effective Time to fill the vacancy on the Board of BMT created by such increase (to serve in accordance with, and subject to the terms and conditions of, Section 7.11 of the Holding Company Merger Agreement).

Section 4.02     Officers.

On and after the Effective Time, the officers of BMT, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of RBA who have been offered and who have accepted positions of employment with BMT, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable Law and the Surviving Bank’s articles of incorporation and bylaws.

Article V.
CONVERSION OF SHARES

Section 5.01     BMT Capital Stock.

Each share of BMT capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.

Section 5.02     RBA Capital Stock.

Each share of RBA capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

Article VI.
EFFECTIVE TIME AND DATE OF THE MERGER

The Bank Merger shall be effective at the time and on the date specified by the BMBC board of directors or a duly designated officer of BMBC following the receipt of all required regulatory approvals (the “Effective Time”).

Article VII.
EFFECT OF THE MERGER

At the Effective Time: the separate existence of RBA shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of BMT and RBA shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable Laws.

Article VIII.
AMENDMENT

This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

Article IX.
CONDITIONS PRECEDENT

The obligations of RBA and BMT hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 9.1, 9.2 and 9.3, as applicable, of the Holding Company Merger Agreement, unless waived by such party as provided therein, (ii) the approval of this Plan of Bank Merger by BMBC and RBPI each in their capacity as sole shareholder of BMT and RBA, respectively, following approval of this Plan of Bank Merger by the boards of directors of the BMT and the RBA, respectively, and (iii) closing of the Holding Company Merger provided for in the Agreement. The board resolutions and shareholder consents for BMT and RBA are attached hereto as Exhibits A through D.

Article X.
MISCELLANEOUS

Section 10.01     Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.

Section 10.02     Notices. Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 12.4 of the Holding Company Merger Agreement.

Section 10.03     Termination. The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 11.1 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

Section 10.04     Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of RBA acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, RBA and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of RBPI, RBA or otherwise to take any and all such action.

Section 10.05     Captions. The headings of the several Articles and Sections herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.

Section 10.06     Counterparts. For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

Section 10.07     Governing Law. This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, the parties hereto have caused this Plan of Bank Merger to be duly executed by their respective officers and effective as of the date and year first above written.

THE BRYN MAWR TRUST COMPANY

By:
Name:
Title:

ROYAL BANK AMERICA

By:
Name:
Title:

[Signature Page to Agreement and Plan of Bank Merger]

Exhibit A

The Bryn Mawr Trust Company Board Resolutions

Exhibit B

The Bryn Mawr Trust Company Shareholder Consent

Exhibit C

Royal Bank America Board Resolutions

Exhibit D

Royal Bank America Shareholder Consent

EXHIBIT C

FORM OF STOCK OPTION CANCELLATION ACKNOWLEDGEMENT

This Stock Option Cancellation Acknowledgement (this “Acknowledgement”) is made as of [•], 2017 by the undersigned (the “Option Holder”).

WHEREAS, Royal Bancshares of Pennsylvania, Inc. (“RBPI”) and Bryn Mawr Bank Corporation (“BMBC”) have entered into an Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), pursuant to which RBPI will merge with and into BMBC (the “Merger”); and

WHEREAS, the Option Holder holds options (“RBPI Options”) to purchase shares of Class A common stock of RBPI, par value $2.00 per share (“RBPI Class A Stock”), at the exercise price(s) per share (“Option Price”) set forth in Schedule A attached hereto; and

WHEREAS, pursuant to Section 3.2.11 of the Merger Agreement, the RBPI Options granted by RBPI under its existing stock option plan(s) that are outstanding immediately prior to the Effective Time (as such term is defined in the Merger Agreement), whether vested or unvested, which have not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Effective Time, RBPI shall pay to the holder thereof cash in an amount equal to the positive difference, if any, between (i) $4.19 and (ii) the Option Price (“Cash-Out Consideration”); and

WHEREAS, Section 3.2.11 of the Merger Agreement further provides that prior to the payment of the Cash-Out Consideration to any option holder in connection with the cancellation of RBPI’s options, such option holder shall execute a cancellation and release acknowledgement.

NOW, THEREFORE, the Option Holder hereby acknowledges the following:

1.

The Option Holder shall surrender the RBPI Options held as of the Effective Time, which shall each be canceled in exchange for a cash payment from RBPI, payable within ten (10) days after the Effective Time, subject to extension as the Exchange Agent (as such term is defined in the Merger Agreement) may reasonably request, in an amount equal to the Cash-Out Consideration, less any required tax withholding payments to be reported on IRS Form W-2, or on IRS Form 1099-MISC.

2.

The Option Holder hereby acknowledges that Schedule A contains a true and complete list of all RBPI Options held by the Option Holder as of the date of this Acknowledgement, which list shall be automatically adjusted immediately prior to the Effective Time to reflect any changes in the RBPI Options held by the Option Holder between the date of this Acknowledgement and the Effective Time, and the Option Holder further acknowledges that all obligations of RBPI and BMBC hereunder and under the RBPI Options, the related stock option plan(s) and any related stock option agreements shall be extinguished at the Effective Time of the Merger and shall be converted into the right to receive the payment as prescribed by the Merger Agreement and set forth at Paragraph 1 herein.

Further, the Option Holder hereby waives (i) any claim for compensation for any other options or Rights (as such term is defined in the Merger Agreement) to purchase shares of RBPI Class A Stock awarded to the Option Holder by RBPI or any subsidiary of RBPI at any time prior to the Effective Time, (ii) any and all notices required to be given in respect of any RBPI Option in connection with the transactions contemplated by the Merger Agreement prior to the date hereof, whether pursuant to the Merger Agreement, any of the other documents contemplated thereby, any other agreement to which the Option Holder is a party, or of RBPI’s formation documents, and (iii) any and all rights under each agreement to which the Option Holder is a party with RBPI, its subsidiaries or Affiliates (as such term is defined in the Merger Agreement) relating to the Option Holder’s ownership of RBPI Options or other equity securities issued by RBPI upon exercise of options, whether or not written, including each of the agreements pursuant to which the Option Holder acquired the RBPI Options.

3.

This Acknowledgement shall constitute an addendum to each stock option agreement applicable to each RBPI Option set forth in Schedule A, and shall supersede any provisions to the contrary that may be contained in such stock option agreement or any other agreement, plan or document relating to the RBPI Options.

4.

This Acknowledgement and the authority herein conferred shall be binding upon the heirs, legal representatives, successors and assigns of the Option Holder, and any references in the Merger Agreement to the Option Holder shall mean and include the successors to the rights of the Option Holder under the Merger Agreement, and the related transaction documents thereto, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

5.

Except as set forth in Paragraph 2 above, no amendments or additions to this Acknowledgement shall be binding unless made in a writing and signed by the Option Holder, RBPI and BMBC. If for any reason the Merger is not consummated, this Acknowledgement shall be null and void and of no force or effect.

6.

This Acknowledgment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

[Remainder of page intentional left blank; signature page to follow]

Acknowledgement:

OPTION HOLDER

By:
Name:

[Signature Page to Stock Option Cancellation Acknowledgement]

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Stock Option Cancellation Acknowledgement - Schedule A

EXHIBIT D

FORM OF EMPLOYEE restrictive covenant AGREEMENT

THIS EMPLOYEE RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is executed and delivered as of _________________, 2017 (the (“Delivery Date”), by and among Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”), Royal Bank America, a Pennsylvania chartered bank (“RBA”), and _______________________ (“Employee”).

BACKGROUND

RBPI has entered into an Agreement and Plan of Merger, dated as of January 30, 2017 (“Merger Agreement”), with Bryn Mawr Bank Corporation ("BMBC"), providing for the merger of RBPI with and into BMBC, and the subsequent merger of RBA with and into BMBC's wholly owned subsidiary, The Bryn Mawr Trust Company (collectively, the "Merger"). Each of RBPI and RBA are entering into this Agreement with Employee as a material inducement to BMBC to complete the Merger. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	At-Will Employment

a.     Upon the terms and conditions set forth herein, Employee shall devote substantially all of Employee’s business time, attention and energies and the use of Employee’s best efforts to advance the interest, business and welfare of the Company Group, and Employee shall not take any action which is against the best interest of the Company Group. Employee shall perform faithfully and competently such duties as may be assigned to him or her by RBA (or, if RBA is not Employee’s then current employer, then by his or her then current employer within the Company Group) (such employer, “Employer”). While an employee, Employee will not accept any outside employment or assume any other business affiliations or engage in any business activities except with the prior written consent of Employer.

b.     Upon execution of this Agreement, Employee’s current compensation and benefits will not be affected, and Employee will continue to be an employee of Employer on an at-will basis. During such at-will employment, either Employee or Employer may terminate the employment relationship, for any reason (whether voluntarily or involuntarily) or for no reason, at any time, with or without notice.

c.     In consideration, and on the terms and conditions, of this Agreement, including, but not limited to, the restrictive covenants set forth in Section 3, Employee shall receive the following compensation:

i.     $____ within 5 business days of following the Delivery Date;

ii.     $____ within 5 business days of the one year anniversary of the Closing Date (the “Anniversary Date”), as long as Employee remains continuously employed by the Company Group from the Delivery Date to Anniversary Date; and

iii.     As long as Employee remains continuously employed by the Company Group from the Delivery Date to the Anniversary Date, a grant of BMBC Restricted Stock Units (“RSUs”) having a value of $____ as of the Anniversary Date, which shall be in the standard form for such RSUs then-used by the Company Group and subject to a three-year cliff vesting provision.

2.	Clients & Customers

Employee agrees that all clients for whom Employee or others perform services while at the Company Group shall be considered clients of the Company Group, and shall not be considered clients of Employee. All customers with whom Employee has had business dealings during his or her employment with the Company Group shall be considered customers of the Company Group, and shall not be considered customers of Employee. In the event that Employee’s employment with the Company Group is terminated for any reason (whether voluntarily or involuntarily), Employee shall have no rights in or to any clients or customers of the Company Group.

3.	Restrictive Covenants

a.     Definitions. As used in this Agreement, the term “Restricted Period” shall mean a period commencing on the Delivery Date and continuing for twelve (12) months from the termination date of Employee’s employment with Company Group for any reason (whether voluntarily or involuntarily) or for no reason; the term “Business” shall mean any business in which any member of the Company Group is engaged at any time during Employee’s employment with Company Group (including prior to the Delivery Date) and also encompasses any field in which any member of the Company Group is engaged in research and/or development at any time during Employee’s employment with Company Group (including prior to the Delivery Date); and the term “Company Group” shall mean (i) collectively, RBPI, RBA, each of their subsidiaries and affiliates, and all of their successors and assigns (including, for the avoidance of doubt, from and after the Closing Date, BMBC, The Bryn Mawr Trust Company, each of their subsidiaries and affiliates, and all of their successors and assigns), and (ii) where applicable, each such entity individually.

b.     Confidentiality

i.     Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company Group. As a result, Employee shall not, without the prior written consent of Employer, for any reason, either directly or indirectly, divulge to any third-party or use for his or her own benefit, or for any purpose other than the exclusive benefit of the Company Group, any confidential or proprietary business or technical information of the Company Group or any knowledge, data or information of the Company Group which is defined as a trade secret under applicable Law (collectively “Proprietary Information”). Such Proprietary Information shall include, but shall not be limited to, all knowledge and information concerning the Company Group including, without limitation, the Company Group’s employees, clients, customers, business referral sources, fee arrangements (for clients and business/referral sources), client contacts, prospect lists, client lists, lists of business referral sources, products, services, methods of operation, investment strategies and programs, terms of contracts with vendors, sales, pricing, costs, financial condition, non-public personal information about clients and employees, client financial information including assets and investments, needs, goals, business systems, software and marketing techniques and procedures and any other information of a similar nature. Proprietary Information shall not include information or data that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of his or her obligations under this Agreement. Failure to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

ii.     Employee shall exercise his or her best efforts to ensure the continued confidentiality of all Proprietary Information of the Company Group known by, disclosed to or made available to Employee, whether in connection with this Agreement or any other past or present relationship with the Company Group. Employee shall immediately notify Employer of any unauthorized disclosure or use of any Proprietary Information of which Employee becomes aware. Employee shall assist the Company Group to the extent necessary, both during the term of his or her employment with Company Group and thereafter, in procuring and protecting the Company Group’s rights in and to any and all of the Proprietary Information.

iii.     In the event that Employee receives a request or is required by applicable Law to disclose all or any part of the Proprietary Information to a court, arbitral panel, Governmental Entity or other tribunal, Employee will promptly notify Employer of the request, consult with and assist Employer in seeking a protective order or request for other appropriate remedy. In the event that such protective order or remedy is not obtained or that Employer waives compliance if so requested with the terms hereof, Employee shall disclose only that portion of the Proprietary Information which, in the opinion of his or her counsel reasonably acceptable to Employer, is legally required to be disclosed, and will exercise his or her reasonable best efforts to assure that confidential treatment will be accorded said Proprietary Information by the party(ies) receiving the same. Employer shall be provided an opportunity by Employee to review the Proprietary Information prior to its disclosure by Employee to the extent permitted by Law.

iv.     Upon the cessation of Employee’s employment with the Company Group or at any other time upon request of the Company Group, Employee shall deliver to the Company Group any and all Company Group property including documents (including, but not limited to, the Company Group information and documents stored on Employee’s computer, including any documents, files, reports or other information received or made by Employer in connection with Employee’s employment with the Company Group, regardless of whether or not such information is Proprietary Information) and equipment (including, but not limited to, access cards, company credit cards, cell phones and computer equipment).

c.     Non-Solicitation. Employee shall not, during the Restricted Period, directly or indirectly, without the prior written consent of Employer:

i.     on Employee’s own behalf or on behalf of any Person other than the Company Group, directly or indirectly, solicit, entice, induce, canvas, call on, provide services to, contract with, or accept Business from, any customer or client, or prospective customer or prospective client, of the Company Group or any Person that was a customer or client of the Company Group at any time within two (2) years prior to the termination of Employee’s employment with the Company Group for the purpose of engaging in any Business;

ii.     influence or attempt to influence any Person engaged in Business with the Company Group to terminate or modify any written or oral agreement or course of dealing with the Company Group; or

iii.     influence or attempt to influence any Person who is then employed or retained by the Company Group as an employee, officer, director, consultant or agent or has served in any such capacity on behalf of the Company Group within two (2) years prior to the time of the solicitation to terminate or modify his, her or its employment, consulting, agency or other arrangement with the Company Group, or employ or retain, or arrange to have any other Person employ or retain, any such current or former Company Group employee, officer, director, consultant or agent.

d.     Non-Disparagement. During Employee’s term of employment and thereafter, Employee agrees to take no action which is intended, or would reasonably be expected, to harm the Company Group, its employees, directors or officers, or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity about the Company Group or such individuals.

e.     Conflicts; Remedies. Employee acknowledges that the Company Group is and will be engaged in highly competitive businesses and that the Proprietary Information, as well as its respective business techniques and programs, are of great significance in enabling it to compete and participate in the various markets in which it is active. Employee further acknowledges that the Company Group does conduct business on a global basis, and that its products and services are or will be distributed throughout the entire world. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injury to the Company Group. Consequently, Employee acknowledges and agrees that, in the event of any violation thereof, the Company Group shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive and equitable relief, including, without limitation, specific performance, temporary restraining order, preliminary injunction, permanent injunction or other interim or conservative relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled at law or in equity and, in the event the Company Group is required to enforce the terms of this Agreement through court proceedings, the Company Group shall be entitled to reimbursement of all legal fees, costs and expenses incident to enforcement of any such term, in whole or in part and/or such term as may be modified by a court of competent jurisdiction. Employee will not seek, and waives any requirement for, the securing or posting of a bond or proving actual damages in connection with the Company Group’s or its or their successors or assigns seeking or obtaining injunctive or equitable relief in connection with Employee’s covenants or other obligations under this Agreement. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $1,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what would be the actual loss caused by an injunction.

f.     Scope; Tolling. If any court of competent jurisdiction construes any of the restrictive covenants set forth in this Agreement, or any part thereof, to be unenforceable because of the duration, scope or geographic area covered thereby, such court shall have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree to enter into any and all amendments to this Agreement in order to effectuate the intent of the immediately preceding sentence. In the event of any breach or violation of a restriction contained in this Agreement, the period therein specified shall abate during the time of such violation, and that portion shall not begin to run until such violation has been fully and finally cured.

g.     Acknowledgement EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES EMPLOYEE POSSESSES AT THE DELIVERY DATE ARE SUFFICIENT TO PERMIT EMPLOYEE, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT BY COMPANY Group FOR ANY REASON (whether voluntary or involuntary) or for no reason, TO EARN, FOR A PERIOD OF TWELVE MONTHS FROM SUCH TERMINATION, A LIVELIHOOD SATISFACTORY TO EMPLOYEE WITHOUT VIOLATING ANY PROVISION HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF NON-CUSTOMERS OR NON-CLIENTS OF THE COMPANY GROUP. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE’S COVENANTS CONTAINED IN THIS AGREEMENT ARE GIVEN IN CONSIDERATION OF the willingness of EMPLOYER to make valuable benefits available to Employee, including, but not limited to, (a) Employee’s continued employment with EMPLOYER, (b) the payment set forth in Section 1(c)(i) of this Agreement, (c) THE OPPORTUNITY FOR THE ADDITIONAL PAYMENT SET FORTH IN SECTION 1(c)(ii) AND THE RSU GRANT SET FORTH IN SECTION 1(c)(iii), (D) valuable opportunities, compensation and/or benefits, (E) the expense, time and effort involved in providing Employee with specialized and unique training, (f) the access employer is providing Employee to certain trade secrets, and confidential and proprietary information related to the business of the Company Group, (g) the access employer is providing Employee to its clients, customers, prospective clients and other business relationships, (h) and other good and valuable consideration. Employee further acknowledges that HIS OR HER ability to earn a livelihood without violating this Agreement is a material condition of THIS AGREEMENT AND HIS OR HER cONTINUED employment with employer. Employee, RBPI and employer acknowledge that Employee’s rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of THE Company GROUP.

h.     Developments, Intellectual Property Disclosure and Cooperation. All developments, including inventions whether patentable or otherwise, trade secrets, discoveries, improvements, original works of authorship, ideas, software, data compilations, processes, forms and trade secrets, which either directly or indirectly relate to or may be useful in the Business (collectively, the “Developments”) which Employee, either by himself or herself, or in conjunction with any other Person or Persons, shall conceive, make, develop or acquire during his or her employment shall become and remain the sole and exclusive property of the Company Group. Employee will make full and prompt disclosure to Employer of every Development. Employee will assign to Employer, or its nominee, every Development and execute all assignments or other instruments or documents and do all other things necessary and proper to confirm the Company Group’s right and title in and to every Development, without payment by the Company Group to Employee of any royalty, license fee or additional compensation.

i.     Prior Inventions. Employee further represents and warrants that he or she has submitted to Employer a list of all developments, including inventions whether patentable or otherwise, trade secrets, discoveries, improvements, original works of authorship, ideas, software, data compilations, processes, forms and trade secrets which were made by Employee prior to the date hereof (collectively the “Prior Inventions”), which belong to Employee, which relate to the Business, products or research and development, and which are not assigned to Employer hereunder as of the Delivery Date or, if no such list has been submitted, Employee represents that there are no such Prior Inventions.

j.     Advise Employer of New Affiliation or Employment. In the event of a cessation of Employee’s employment with the Company Group, and during the Restricted Period, you agree to disclose to Employer the name and address of any new business affiliation or employer within ten (10) days of your accepting such position. If you fail to notify Employer of such information, the Restricted Period shall be extended by a period equal to the period of nondisclosure of such employment information.

k.     Third-Party Beneficiaries. All Company Group members are express third-party beneficiaries of this Agreement.

l.     Survival of Covenants It is expressly understood and agreed that the covenants and undertakings in this Agreement shall survive the termination of Employee’s employment for any reason (voluntarily or involuntarily) or for no reason. The existence of any claim or cause of action that Employee may have against the Company Group or any other Person, including but not limited to, any claim under this Agreement, shall not constitute a defense or bar to the enforcement of any of the covenants and undertakings contained in this Agreement.

4.	Miscellaneous.

a.     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to (a) each of RBPI’s and RBA’s successors and assigns, (b) any entities with which RBPI or RBA, respectively, merges or consolidates, (c) any entities to which RBPI or RBA, as the case may be, sells or transfers all or substantially all of its assets or the assets of its affiliate(s), (d) any entities which by any corporate transaction or reorganization operate and control the Company Group's business, and (e) any other entities which operate as a successor to RBPI or RBA by operation of law or otherwise, in each such case, including, without limitation, BMBC and The Bryn Mawr Trust Company. Since Employee’s duties and covenants under this Agreement are personal, this Agreement shall not be assignable by Employee. Employee expressly consents and agrees to such assignment and enforcement of such rights and obligations by the assignee(s).

b.     Headings.   The headings contained in this Agreement are inserted for convenience of reference only, and shall not be deemed to be a part of this Agreement for any purposes, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

c.     Governing Law; Forum. This Agreement shall be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles that would apply the law of a different jurisdiction. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by the United States District Court for the Eastern District of Pennsylvania or a state court situated in Montgomery County, Pennsylvania. Each of the parties hereto agrees to submit to the jurisdiction of such courts for all purposes of this Agreement and waives any objection to forum or venue laid therein.

d.     Entire Agreement; Waiver. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements, discussions and proposals, both oral and written, between Employee, RBPI and RBA. This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, duly executed by the party against whom enforcement of the amendment, modification or waiver is sought. Neither the failure nor delay of either party to exercise any right or remedy under this Agreement shall operate or be construed as a waiver of any such right or remedy or constitute an excuse for any subsequent breach of this Agreement.

e.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and constitute one and the same instrument. Faxed and electronic signatures are authorized.

f.     Acknowledgement. EMPLOYEE acknowledgeS that HE OR SHE HAS carefully read and considered the provisions of this Agreement, haS had an opportunity to consult with an independent legal counsel of HIS OR HER choosing, and acceptS THE CONSIDERATION OFFERED subject to the terms AND CONDITIONS set forth in this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:
Name:	F. Kevin Tylus
Title:	President and Chief Executive Officer

ROYAL BANK AMERICA

By:
Name:	F. Kevin Tylus
Title:	President and Chief Executive Officer

EMPLOYEE:

Name:

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